Form 10-K, Exhibit 13
period 1995-12-31
CENTURY FINANCIAL CORP
filed 1996-03-29
CIK 820414

                                                                     EXHIBIT 13
CENTURY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
-----------------------------------------------

                                                                           December 31,
                                                                      1995               1994
                                                                    --------           --------
                                                                          (In thousands)
ASSETS
Cash and due from banks                                             $ 10,426           $  9,418
Investment securities available for sale                              99,052             38,672
Investment securities (approximate market value of $37,602)               --             38,213
Loans (net of unearned income of $8,539 and $7,859)                  257,612            235,266
Less allowance for loan losses                                         3,003              3,206
                                                                    --------           --------
         Net loans                                                   254,609            232,060
Premises and equipment                                                 8,625              8,549
Accrued interest and other assets                                      4,277              4,868
                                                                    --------           --------
         TOTAL ASSETS                                               $376,989           $331,780
                                                                    ========           ========
LIABILITIES
Deposits:
  Noninterest-bearing demand                                        $ 41,708           $ 39,206
  Interest-bearing demand                                             33,191             30,714
  Savings                                                             35,615             39,682
  Money market                                                        47,370             43,781
  Time                                                               170,441            144,656
                                                                    --------           --------
         Total deposits                                              328,325            298,039
Short term borrowings                                                 10,000                470
Other borrowings                                                       3,200              3,200
Accrued interest and other liabilities                                 3,722              2,415
                                                                    --------           --------
         TOTAL LIABILITIES                                           345,247            304,124
                                                                    --------           --------
STOCKHOLDERS' EQUITY
Common stock, par value $.835; authorized 8,000,000 shares;
 issued 3,376,984 and 3,365,116 shares                                 2,820              2,810
Additional paid in capital                                             2,755              2,638
Retained earnings                                                     25,285             22,911
Treasury stock, at cost (1,259 shares)                                   (16)                --
Net unrealized gain (loss) on securities                                 898               (703)
                                                                    --------           --------
         TOTAL STOCKHOLDERS' EQUITY                                   31,742             27,656
                                                                    --------           --------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $376,989           $331,780
                                                                    ========           ========

       See accompanying notes to the consolidated financial statements.

                                                                               I

CENTURY FINANCIAL CORPORATION
CONSOLIDATED STATEMENT OF INCOME
-----------------------------------------------


                                                           Year Ended December 31,
                                                    1995              1994            1993
                                                 ----------        ----------      ----------
                                                                (In thousands)
INTEREST INCOME
 Interest and fees on loans:
   Taxable                                       $   20,462       $    18,100      $   16,570
   Tax exempt                                         1,344             1,160           1,276
 Federal funds sold                                     234               240             320
 Investment securities:
   Taxable                                            5,012             3,255           3,298
   Tax exempt                                           633               547             904
                                                 ----------        ----------      ----------
       Total interest income                         27,685            23,302          22,368
                                                 ----------        ----------      ----------
INTEREST EXPENSE
  Deposits                                           12,234             9,184           9,142
  Short term borrowings                                 148                40              50
  Other borrowings                                      243               230             139
                                                 ----------        ----------      ----------
       Total interest expense                        12,625             9,454           9,331
                                                 ----------        ----------      ----------
NET INTEREST INCOME                                  15,060            13,848          13,037
Provision for loan losses                               240               270             625
                                                 ----------        ----------      ----------
NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES                                     14,820            13,578          12,412
                                                 ----------        ----------      ----------
OTHER INCOME
  Service fees on deposit accounts                    1,496             1,432           1,404
  Trust Department income                               673               572             518
  Investment securities gains (losses), net             (14)               11              --
  Gain on sale of branch office                           -               309              --
  Other                                                 419               415             371
                                                 ----------        ----------      ----------
       Total other income                             2,574             2,739           2,293
                                                 ----------        ----------      ----------
OTHER EXPENSE
  Salaries and employee benefits                      5,950             5,994           5,680
  Net occupancy expense                               1,027             1,072             946
  Equipment expense                                     920               802             699
  Deposit insurance premium                             347               631             607
  Other                                               3,496             3,017           2,887
                                                 ----------        ----------      ----------
       Total other expense                           11,740            11,516          10,819
                                                 ----------        ----------      ----------
INCOME BEFORE INCOME TAXES                            5,654             4,801           3,886
Income taxes                                          1,386             1,120             539
                                                 ----------        ----------      ----------
NET INCOME                                       $    4,268        $    3,681      $    3,347
                                                 ==========        ==========      ==========
EARNINGS PER SHARE                               $     1.27        $     1.09      $     1.00

AVERAGE SHARES OUTSTANDING                        3,373,322         3,364,439       3,362,283

       See accompanying notes to the consolidated financial statements.

II

CENTURY FINANCIAL CORPORATION
CONSOLIDATED STATEMENT OF CHANGES
IN STOCKHOLDERS' EQUITY
-----------------------------------------------


                                                                                                      Net
                                                     Additional                                    Unrealized            Total
                                           Common     Paid in        Retained        Treasury    Gain (loss) on       Stockholders'
                                           Stock      Capital        Earnings         Stock        Securities            Equity
                                           ------    ----------      --------       ----------   --------------       ------------
                                                                               (In thousands)
Balance, December 31, 1992                 $1,946      $2,996        $ 19,156       $       --     $        --        $ 24,098
Net income                                                              3,347                                            3,347
Dividends ($.44 per share)                                             (1,487)                                          (1,487)
Twenty percent stock dividend                 394        (394)                                                              --
Stock options exercised                                     4                                                                4
                                           ------      ------        --------       ----------     -----------        --------
Balance, December 31, 1993                  2,340       2,606          21,016               --              --          25,962
Initial net unrealized
 gain on securities                                                                                         54              54
Net income                                                              3,681                                            3,681
Dividends ($.38 per share)                                             (1,318)                                          (1,318)
Twenty percent stock dividend                 468                        (468)                                              --
Stock options exercised                         2          32                                                               34
Net unrealized loss on
 securities                                                                                             (  757)        (   757)
                                           ------      ------        --------       ----------     -----------        --------
Balance, December 31, 1994                  2,810       2,638          22,911               --          (  703)         27,656
Ne1 income                                                              4,268                                            4,268
Dividends ($.56 per share)                                             (1,892)                                          (1,892)
Stock options exercised                        10         117                                                              127
Purchase of Treasury stock                                                              (  125)                         (  125)
Reissuance of Treasury stock                                               (2)             109                             107
Net unrealized gain on
 securities                                                                                              1,601           1,601
                                           ------      ------        --------       ----------     -----------        --------
Balance, December 31, 1995                 $2,820      $2,755        $ 25,285       $     ( 16)    $       898        $ 31,742
                                           ======      ======        ========       ==========     ===========        ========

       See accompanying notes to the consolidated financial statements.

                                                                             III

CENTURY FINANCIAL CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
-----------------------------------------------

                                                                                      Year Ended December 31,
                                                                               1995             1994             1993
                                                                             --------         --------         --------
                                                                                            (In thousands)
OPERATING ACTIVITIES
  Net income                                                                 $  4,268         $  3,681         $  3,347
  Adjustments to reconcile net income to net cash
   provided by operating activities:
   Provision for loan losses                                                      240              270              625
   Depreciation, amortization, and accretion, net                               1,403              825              235
   Deferred income taxes                                                          209              330          (   309)
   Investment securities (gains) losses, net                                       14          (    11)              --
   Decrease (increase) in accrued interest receivable                         (   382)              55              204
   Increase (decrease) in accrued interest payable                                747              264          (    65)
   Gain on the sale of branch deposits                                             --          (   309)              --
   Other, net                                                                     138              (11)         ( 1,115)
                                                                             --------         --------         --------
      Net cash provided by operating activities                                 6,637            5,094            2,922
                                                                             --------         --------         --------

INVESTING ACTIVITIES
  Investment securities available for sale:
   Proceeds from the sale of securities                                         4,984            5,801               --
   Proceeds from maturities and repayments of securities                       14,502           10,549               --
   Purchases of securities                                                    (39,222)         (17,483)              --
  Investment securities:
   Proceeds from the sale of securities                                           775               --               --
   Proceeds from maturities and repayments of securities                       12,951           26,302           53,264
   Purchases of securities                                                    (14,273)         (21,917)         (51,894)

  Net increase in loans                                                       (22,638)         (32,103)         ( 4,508)
  Purchases of premises and equipment                                         (   843)         (   621)         ( 4,299)
  Sale of branch office                                                            --          (13,552)              --
  Other, net                                                                       --          (    23)               6
                                                                             --------         --------         --------
      Net cash used for investing activities                                  (43,764)         (43,047)         ( 7,431)
                                                                             --------         --------         --------
FINANCING ACTIVITIES
  Net increase in deposits                                                     30,286           26,516           10,438
  Net increase (decrease) in short term borrowings                              9,530          ( 2,530)              --
  Net increase in other borrowings                                                 --            1,700               --
  Cash dividends                                                              ( 1,790)         ( 1,290)         ( 1,179)
  Proceeds from exercise of stock options                                         127               34                4
  Treasury stock purchase                                                     (   125)              --               --
  Proceeds from issuance of treasury stock                                        107               --               --
                                                                             --------         --------         --------
     Net cash provided by financing activities                                 38,135           24,430            9,263
                                                                             --------         --------         --------
     Increase (decrease) in cash and cash equivalents                           1,008          (13,523)           4,754

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                  9,418           22,941           18,187
                                                                             --------         --------         --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                     $ 10,426         $  9,418         $ 22,941
                                                                             ========         ========         ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest                                                                 $ 11,878         $  9,190         $  9,396
    Income taxes                                                                  945            1,085              780

       See accompanying notes to the consolidated financial statements.

IV

CENTURY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except shares and per share data)
----------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The accounting and reporting policies of Century Financial Corporation (Corporation), a bank holding company, and its subsidiaries, the Century National Bank and Trust Company (Century), and the Independent Bankers' Computer Services, Inc. (IBCS), conform with generally accepted accounting principles and with general practice within the banking industry.

   A summary of the significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

   Nature of Operations and Basis of Presentation

   Century Financial Corporation is a Pennsylvania corporation and is registered under the Holding Company Act. The Corporation was organized to be the holding company of Century National Bank. The Corporation and its subsidiary derive substantially all their income from banking and bank-related services which include interest earnings on commercial, commercial mortgage, residential real estate, and consumer loan financing as well as interest earnings on investment securities and deposit services to its customers. Century provides banking services to Southwestern Pennsylvania. The Corporation is supervised by the Federal Reserve Board while Century is subject to regulation and supervision by the Office of the Comptroller of the Currency.

   The consolidated financial statements of the Corporation include its wholly-owned subsidiary, Century. Significant intercompany items have been eliminated in consolidation. Independent Bankers' Computer Services, previously a wholly-owned subsidiary of the Corporation, was dissolved on March 31, 1995. At the time of dissolution, IBCS had net assets of approximately $310 which were contributed to Century. The investment in subsidiary on the parent company financial statements is carried at the parent company's equity in the underlying net assets.

   The consolidated financial statements have been prepared in conformity with generally accepted accounting principals. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

   Investment Securities

   The Corporation has classified investment securities into two categories, held to maturity and available for sale. Debt securities acquired with the intent to hold to maturity are stated at cost and adjusted for amortization of premium and accretion of discount which are computed using a level yield method and are recognized as adjustments of interest income. Certain other debt and equity securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

   Loans

   Interest from installment loans is recognized in income over the life of the loans using a method which approximates a level yield. Interest on all other loans is recognized as interest income on the accrual method. For commercial and real estate mortgage loans on which interest is 90 days past due, accrual of income is discontinued and any previously accrued interest is reversed against current income. Installment and credit card loans are generally charged off between 90 and 180 days past due or when deemed uncollectible in the opinion of management.

   Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment to the related loan's yield. These amounts are being amortized over the contractual life of the related loans.

   Allowance for Loan Losses

   Effective January 1, 1995, Century adopted Statement of Financial Accounting Standards Statement No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by Statement No. 118. Under this Standard, Century estimates credit losses on impaired loans based on the present value of expected cash flows or fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. Prior to 1995, the credit losses related to these loans were estimated based on the undiscounted cash flows or the fair value of the underlying collateral. Statement 118 amends Statement 114 to permit a creditor to use existing methods for recognizing interest income on impaired loans eliminating the income recognition provisions of Statement 114. The adoption of these statements did not have a material effect on Century's financial position or results of operations.

                                                                               V

   The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses which is charged to operations. The provision is based upon management's periodic evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses are particularly susceptible to significant change in the near term.

   Premises and Equipment

   Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

   Real Estate Owned

   Real estate owned acquired in settlement of foreclosed loans is carried as a component of other assets at the lower of cost or fair value minus estimated cost to sell. Direct costs incurred in the foreclosure process and subsequent holding costs incurred on such properties are recorded as expenses of current operations. Any subsequent write downs, and gains or losses on property dispositions, are charged to other income and expense.

   Intangible Assets

   Core deposit intangibles are amortized using the straight-line method over a ten year period.

   Trust Department

   Trust Department assets (other than cash deposits) held by Century in fiduciary or agency capacities for its customers are not included in the accompanying balance sheet since such items are not assets of Century. Commissions and fees for services performed by Century in a fiduciary capacity are reported on a cash basis. The annual results would not be materially different if such income was accrued.

   Pension and Profit Sharing Plans

   Pension and employee benefits include contributions, determined actuarially, to a retirement plan covering the eligible employees of the subsidiaries. Contributions to the profit sharing plan are made based on the achievement of certain operating levels and performance ratios.

   Income Taxes

   The Corporation and its subsidiary file a consolidated federal income tax return. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.

   Cash Flow Information

   The Corporation has defined cash and cash equivalents as those amounts included in the balance sheet caption Cash and due from banks and Federal funds sold.

   Earnings Per Share

   Earnings per share for the years ended December 31, 1995, 1994, and 1993, have been calculated based upon the weighted average number of issued and outstanding common shares, including common stock equivalents, if such items have a dilutive effect. For the respective years ended, common stock equivalents did not have a material dilutive effect on earnings per share.

VI

   Pending Accounting Standards

   Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," will become effective for the Corporation beginning in 1996. This statement requires recognition of compensation expense to all awards of equity instruments issued after December 31, 1995. The statement establishes a fair value based method of accounting for stock-based compensation plans. Additionally, the statement establishes fair value as the measurement basis for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. The statement applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities in amounts based on the price of the entities common stock or other equity instruments. Management believes implementation of Statement 123 will not have a significant impact on the financial position or operations of the Corporation.

   Reclassification of Comparative Amounts

   Certain comparative amounts for prior years have been reclassified to conform with the current year presentations.

2. COMMON STOCK SPLIT

   On December 15, 1994, and April 21, 1993, the Board of Directors approved six for five stock splits. The additional shares resulting from the splits were each effected in the form of a 20% stock dividend. All references to the number of common shares and per share amounts for 1993 have been restated to reflect the stock splits.

3. INVESTMENT SECURITIES

   Upon the adoption of Statement 115, Century initially transferred from the investment securities portfolio to the available for sale classification investment securities with an amortized cost of $38,781 and an estimated market value of $38,862. The net appreciation of these securities, at adoption, was recorded net of federal income taxes to an unrealized securities gain (loss) account which is a component of stockholders' equity. During 1995, in accordance with the Financial Accounting Standards Board Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," Century reclassified all of its investment securities from the held to maturity classification to the available for sale classification with an amortized cost of $38,404 and an estimated market value of $39,103.

   The amortized cost and estimated market values of investment securities are as follows:

                                                                        1995
                                                     -------------------------------------------------
                                                                     Gross       Gross      Estimated
                                                      Amortized   Unrealized   Unrealized    Market
                                                        Cost         Gains       Losses       Value
                                                     -----------  -----------  -----------  ---------
Available For Sale
U. S. Treasury securities                              $  9,217      $  142      $ --       $   9,359
U. S. Government agency securities                       25,271         376        (13)        25,634
Obligations of states and political subdivisions         20,847         538        (18)        21,367
Mortgage-backed securities and
  collateralized mortgage obligations                    28,224         381       (172)        28,433
Other securities                                         12,925         152        (25)        13,052
                                                       --------      ------     ------       --------
    Total debt securities                                96,484       1,589       (228)        97,845
Equity securities                                         1,207          --         --          1,207
                                                       --------      ------     ------       --------
    Total                                              $ 97,691      $1,589     $ (228)      $ 99,052
                                                       ========      ======     ======       ========

                                                                        1994
                                                     -------------------------------------------------
                                                                     Gross       Gross      Estimated
                                                      Amortized   Unrealized   Unrealized    Market
                                                        Cost         Gains       Losses       Value
                                                     -----------  -----------  -----------  ---------
Available For Sale
U. S. Treasury securities                              $  7,231        $ --    $  (160)      $  7,071
U. S. Government agency securities                       21,773          15       (487)        21,301
Mortgage-backed securities and
  collateralized mortgage obligations                    10,733          --       (433)        10,300
                                                       --------      ------    -------       --------
    Total                                              $ 39,737        $ 15    $(1,080)      $ 38,672
                                                       ========      ======    =======       ========

                                                                             VII

                                                                           1994
                                                     -------------------------------------------------
                                                                     Gross       Gross      Estimated
                                                      Amortized   Unrealized   Unrealized    Market
                                                        Cost         Gains       Losses       Value
                                                     -----------  -----------  -----------  ---------
Held To Maturity
U. S. Government agency securities                    $  2,043      $   --      $  ( 37)    $  2,006
Obligations of states and political subdivisions        18,830         141         (229)      18,742
Mortgage-backed securities                               2,583          --         (163)       2,420
Other securities                                        13,636          27         (350)      13,313
                                                      --------      ------      -------     --------
    Total debt securities                               37,092         168         (779)      36,481
Equity securities                                        1,121          --           --        1,121
                                                      --------      ------      -------     --------
    Total                                              $38,213       $ 168      $  (779)    $ 37,602
                                                      ========      ======      =======     ========

   The amortized cost and estimated market value of debt securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities and collateralized mortgage obligations will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                            Available for Sale
                                          -----------------------
                                                       Estimated
                                          Amortized      Market
                                            Cost         Value
                                          ---------    ---------
Due in one year or less                    $17,377       $17,469
Due after one year through five years       36,634        37,351
Due after five years through ten years      11,759        12,075
Due after ten years                          2,490         2,517
                                           -------       -------
                                            68,260        69,412
Mortgage-backed securities and
  collateralized mortgage obligations       28,224        28,433
                                           -------       -------
    Total                                  $96,484       $97,845
                                           =======       =======

   Investment securities with a carrying value of $37,101 and $24,682 at December 31, 1995 and 1994, respectively, were pledged to secure deposits and other purposes as required by law.

   Proceeds from the sales of investment securities available for sale were $4,984 and $5,801 in 1995 and 1994, respectively. Gross gains resulting from these sales were $17 in 1994. Gross losses were $31 in 1995 and $6 in 1994.

   On April 17, 1995, the Bank sold two municipal securities that were, at the time, classified as held to maturity. Proceeds from the sales of these investment securities were $775 and a gain of $17 was recognized on these sales. These sales resulted from the Bank determining subsequent to acquisition that the investment securities did not meet the criteria as established by Bank policy.

4. NET LOANS

   Major classifications of net loans are summarized as follows:

                                             1995       1994
                                           ---------  --------
Commercial, financial, and agricultural    $  62,945  $ 44,514
Real estate--construction                     12,918     7,957
Real estate--mortgage                         99,484   103,089
Installment loans to individuals              75,295    77,109
Tax exempt loans                              15,509     9,881
Other                                             --       575
                                           ---------  --------
                                             266,151   243,125
Less unearned income                           8,539     7,859
                                           ---------  --------
                                             257,612   235,266
Less allowance for loan losses                 3,003     3,206
                                           ---------  --------
    Net loans                              $ 254,609  $232,060
                                           =========  ========

VIII

   In the normal course of business, loans are extended to executive officers, directors, and their associates. In management's opinion, all of these loans were made on substantially the same terms, including interest rates and collateral, as those prevailing aftertime for comparable transactions with other persons. A summary of loan activity for those executive officers, directors, and their associates with aggregate loan balances in excess of $60 for the year ended December 31, 1995, is as follows:

          December 31,                  Amounts       December 31,
              1994       Additions     Collected          1995
          ------------   ---------     ---------      ------------
            $1,310          $25           $237           $1,098

   Loans on which the accrual of interest has been discontinued amounted to $1,317 at December 31, 1994. The gross amount of interest which would have been recorded if all such loans had been accruing interest at their original terms is $56 for 1994 and $31 for 1993.

   Century's primary business activity is with customers located within its local trade area. Commercial, residential, personal, and agricultural loans are granted. Century also selectively funds residential loans originated outside of its trade area provided such loans meet Century's credit policy guidelines. Although Century has a diversified loan portfolio, at December 31, 1995 and 1994, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

5. ALLOWANCE FOR LOAN LOSSES

   Changes in the allowance for loan losses for the years ended December 31, 1995, 1994, and 1993, are as follows:

                                                        1995     1994    1993
                                                       -------  ------  ------
 Balance, January 1                                    $ 3,206  $3,070  $2,472
 Add:
   Provisions charged to operations                        240     270     625
   Recoveries                                               32      42     131
 Less loans charged off                                    475     176     158
                                                       -------  ------  ------
 Balance, December 31                                  $ 3,003  $3,206  $3,070
                                                       =======  ======  ======

6. PREMISES AND EQUIPMENT

   Major classifications of premises and equipment are summarized as follows:

                                                            1995       1994
                                                           ------     ------
 Land and land improvements                                $1,098     $1,061
 Buildings                                                  7,175      7,014
 Furniture and equipment                                    4,473      4,720
 Leasehold improvements                                       518        504
                                                           ------     ------
                                                           13,264     13,299
 Less accumulated depreciation                              4,639      4,750
                                                           ------     ------
     Total                                                 $8,625     $8,549
                                                           ======     ======

   Depreciation expense amounted to $767 in 1995, $787 in 1994, and $529 in 1993.

7. DEPOSITS

   Time deposits include certificates of deposit in denominations of $100 or more. Such deposits aggregated $27,552 and $18,361 at December 31, 1995 and 1994, respectively.

   Interest expense on certificates of deposit over $100 amounted to $1,863 in 1995, $1,360 in 1994, and $1,459 in 1993.

8. SHORT TERM BORROWINGS

   The outstanding balances and related information for short term borrowings are summarized as follows:


                                                      1995           1994
                                               ---------------  -------------
                                                Amount    Rate  Amount   Rate
                                               -------    ----  ------   ----
Balance at year-end                            $10,000    5.54%  $ 470   6.00%
Average balance outstanding during the year      2,510    5.91     193   5.08
Maximum amount outstanding at any month end     12,000      --     470     --

                                                                              IX

   Short term borrowings consist of advances from the Federal Home Loan Bank of Pittsburgh under a RepoPlus borrowing arrangement and Federal funds purchased. Average amounts outstanding during the year represent daily average balances and average interest rates represent interest expense divided by the related average balance.

   Century has pledged, as collateral for borrowings from the FHLB of Pittsburgh, all stock in the Federal Home Loan Bank and certain other qualifying collateral.

   Century maintains a revolving line of credit (flexline advance) with the FHLB. The amount available on this line of credit as of December 31, 1995 is approximately $34,584. Century has pledged, as collateral for advances from the FHLB of Pittsburgh, all stock in the Federal Home Loan Bank and certain other qualifying collateral. There were no outstanding balances on this credit line at December 31, 1995 and 1994.

9. OTHER BORROWINGS

   Other borrowings as of December 31, 1995 and 1994, are summarized as follows:

                                        Interest
         Description                      Rate      1995     1994
-------------------------------         --------  -------  -------
Subordinated capital notes                 9.25%   $1,500   $1,500
Federal Home Loan Bank advance             6.13     1,700    1,700
                                                   ------   ------
    Total                                          $3,200   $3,200
                                                   ======   ======

   Subordinated capital notes consist of ten year subordinated notes maturing October 1, 1996. Interest on the notes is paid semiannually on April 1 and October 1 of each year. The notes are subordinate in right of payments to the depositors and all claims of creditors, and may not be redeemed prior to maturity without the prior written approval of the Comptroller of the Currency.

   The Federal Home Loan Bank advance consists of a fixed rate advance maturing in the year 2001.

10. INCOME TAXES

    The provision for income taxes consists of:

                                                  1995      1994    1993
                                                 ------   -------  -----
 Currently payable                               $1,177   $   790  $ 848
 Deferred                                           209       330   (309)
                                                 ------   -------  -----
     Total                                       $1,386   $ 1,120  $ 539
                                                 ======   =======  =====

   The components of the net deferred tax assets are as follows:

                                                   1995   1994
                                                   ----   ------
   Deferred Tax Assets:
     Allowance for loan losses                     $759   $ 828
     Deferred loan origination fees, net             59     110
     Net unrealized loss on securities               --     362
     Other                                           65       6
                                                   ----  ------
       Total deferred tax assets                    883   1,306
                                                   ----  ------
   Deferred Tax Liabilities:
     Premises and equipment                         128      97
     Net unrealized gain on securities              463      --
     Accrued pension costs                          124      --
     Other                                           32      39
                                                   ----  ------
       Total deferred tax liabilities               747     136
                                                   ----  ------
       Net deferred tax assets                     $136  $1,170
                                                   ====  ======

   No valuation allowance was established at December 31, 1995, in view of the Corporation's tax strategies and anticipated future taxable income as evidenced by the Corporation's earnings potential.

   The reconciliation of the federal statutory rate and the Corporation's effective income tax rate is as follows:

                                                  1995                 1994              1996
                                            -----------------    -----------------   ---------------
                                                       % of                % of                % of
                                                      Pre-Tax             Pre-Tax             Pre-Tax
                                            Amount    Income     Amount   Income     Amount   Income
                                            ------    -------    ------   --------   ------   -------
     Provision at statutory rate             $1,922      34.0%   $1,632     34.0%    $ l,321    34.0%
     Effect of tax free income                 (672)    (11.9 )    (580)   (12.1 )      (755)  (19.4 )
     Nondeductible interest expense              61       1.1        47      1.0          75     1.9
     Other net                                   75       1.3        21       .4        (102)   (2.6 )
                                             ------    -------   ------   -------    -------   ------
     Actual provision and effective rate     $1,386      24.5%   $1,120     23.3%    $   539    13.9%
                                             ======    =======   ======   =======    =======   ======

X

11. PENSION AND PROFIT SHARING PLANS

    Century sponsors a trusteed, noncontributory defined benefit pension plan covering substantially all employees and officers of Century. The plan calls for benefits to be paid to eligible employees at retirement based primarily on years of service and compensation rates near retirement. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

    The following presents the components of the net periodic pension cost:


                                                         1995    1994    1993
                                                        ------  ------  ------
      Service costs of the current period               $ 225   $ 264   $ 261
      Interest cost on projected benefit obligations      281     298     277
      Actual return on plan assets                       (940)     78    (227)
      Net amortization and deferral                       583    (424)   ( 63)
                                                        -----   -----   -----
          Total                                         $ 149   $ 216   $ 248
                                                        =====   =====   =====

    The actuarial present value of the accumulated benefit obligation at December 31, 1995 and 1994 was $3,327 and $3,222 including vested benefit obligations of $3,287 and $3,176. The following sets forth the funded status of the plan and the amounts recognized in the accompanying consolidated balance sheet:


                                                                   1995      1994
                                                                 -------   -------
      Plan assets at fair value                                  $ 5,291   $ 3,624
      Actuarial present value of projected benefit obligation     (4,622)   (4,510)
                                                                 -------   -------
      Funded status                                                  669     ( 886)
      Unrecognized transition amount                               ( 348)    ( 406)
      Unrecognized net gain from past experience different
       from that assumed and effects of changes in assumptions        14       912
                                                                 -------   -------
      Pension asset (liability)                                  $   335   $ ( 380)
                                                                 =======   =======

    The plan assets are primarily invested in corporate equity securities and corporate notes under the control of the plan's trustees as of December 31, 1995.

    Assumptions used in determining net periodic pension cost are as follows:


                                                        1995      1994       1993
                                                       ------    ------     ------

      Discount rate                                     7.50%      7.50%     7.50%
      Expected long-term rate of return on assets       7.50       7.50      7.50
      Rate of increase in compensation levels           4.00       5.00      5.00

    Century makes payments to a qualified profit sharing plan covering substantially all employees and officers of Century. Contributions to the plan are made at the discretion of the Board of Directors and are determined annually based on the achievement of predetermined performance goals. The plan contributions for the years 1995, 1994, and 1993 amounted to $386, $263, and $193, respectively.

12. DIVIDEND REINVESTMENT PLAN

    On May 18, 1995, the Corporation established a Dividend Reinvestment Plan (the "Plan"). Under the Plan up to 300,000 authorized but unissued shares were allocated for dividend reinvestment. Participation in the Plan is available to all common stockholders which may elect to reinvest dividends on all or part of their shares to acquire additional common stock of the Corporation. Plan participants are able to withdraw from the Plan at any time. At December 31, 1995, there were 1,259 shares being held in treasury which will be used in conjunction with the Plan. During 1995, there were 8,820 shares issued under the Plan.

13. COMMITMENTS AND CONTINGENT LIABILITIES

    Commitments

    In the normal course of business, there are various outstanding commitments and certain contingent liabilities which are not reflected in the accompanying consolidated financial statements. These commitments and contingent liabilities represent financial instruments with off-balance-sheet risk. The contract or notional amounts of those instruments reflect the extent of involvement in particular types of financial instruments which were comprised of the following:


                                                         1995     1994
                                                        ------   ------
  Commitments to extend credit                          $29,124  $27,688
  Standby letters of credit                                 183       95
                                                        -------  -------
    Total                                               $29,307  $27,783
                                                        =======  =======

                                                                              XI

    The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The same credit policies are used in making commitments and conditional obligations as for on-balance-sheet instruments. Generally, collateral is required to support financial instruments with credit risk. The terms are typically for a one-year period with an annual renewal option subject to prior approval by management.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments are comprised primarily of available commercial and personal lines of credit. Standby letters of credit written are conditional commitments issued to guarantee the performance of a customer to a third party.

    The exposure to loss under these commitments are limited by subjecting them to credit approval and monitoring procedures. Substantially all of the commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of the loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses. Since many of the commitments are expected to expire without being drawn upon, the contractual amounts do not necessarily represent future funding requirements.

    At December 31, 1995, the minimum rental commitments for all noncancelable leases are as follows (in thousands):


                  1996                    $  106
                  1997                        80
                  1998                        69
                  1999                        67
                  2000                        67
                  2001 and thereafter        778
                                          ------
                      Total               $1,167
                                          ======

     Occupancy and equipment expenses include rental expenditures of $134 for 1995, $153 for 1994, and $179 for 1993.

     Contingent Liabilities

     The Corporation and its subsidiaries are involved in legal actions from normal business activities which includes a lawsuit initiated by a former employee alleging wrongful discharge. Management believes that the liability, if any, arising from such actions will not have a material adverse effect on the Corporation's financial position.

 14. STOCK OPTION PLAN

     The Corporation established an incentive stock option plan in April, 1993 under which 336,204 shares of common stock can be issued, after adjusting for the stock split in December, 1994 and April, 1993. The plan provides for the grant of incentive stock options to certain executive officers, senior management personnel, and directors of the Corporation. Under the plan, a holder may elect to exercise options to purchase common stock at fixed prices equal to the fair value at the date of grant. The period for exercising options is fixed at the date of the grant and will not exceed 10 years from such date.

     No charges to earnings have been made with respect to the options granted under the stock option plan.

     The following table presents share data related to the stock option plan:


                                                                           Shares Under Option
                                                                           --------------------
                                                                              1995       1994
                                                                           ---------   --------
      Outstanding, January                                                   100,10O     61,443
      Granted                                                                 49,080     44,646
      Exercised                                                              (11,833)    (2,630)
      Forfeited                                                               (7,617)    (3,349)
                                                                             -------    -------
      Outstanding, December 31 (at prices ranging from $10.59 - $12.60)      129,740    100,110
                                                                             =======    =======

 15. REGULATORY MATTERS

    The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits as defined for that year combined with its retained net profits for the two preceding calendar years less any required transfers to surplus. Under this formula, the amount available for payment of dividends by Century to the Corporation in 1996, without the approval of the Comptroller, is $4,716 plus 1996 profits retained up to the date of the dividend declaration.

XII

    Included in cash and due from banks are required federal reserves of $3,215 and $2,404 at December 31, 1995 and 1994, respectively, for facilitating the implementation of monetary policy by the Federal Reserve System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These are held in the form of cash on hand and/or balances maintained directly with the Federal Reserve Bank.

16. SALE OF BRANCH OFFICE

    On January 31, 1994, Century sold certain deposit liabilities and assets of a branch located in Moon Township, Pennsylvania. Deposit liabilities totaling $14,411 and assets totaling $367 were sold. The amount by which the sales proceeds exceeded the net book value of the deposit liabilities sold, net of an unamortized core deposit intangible asset realized from a previous branch acquisition, amounted to $309 which is reflected on the consolidated statement of income as a gain on sale of branch deposits.

17. REGULATORY CAPITAL REQUIREMENTS (Unaudited)

    Century is subject to risk-based capital rules. These guidelines include a common framework for defining elements of capital and a system for relating capital to risk. The minimum risk-based capital requirement is 8%. The capital position of Century as of December 31, 1995 as calculated by management, was 8.0%.

    Additionally, the general regulatory guidelines establish a minimum ratio of leverage capital to adjusted total assets of 3.00% for top rated financial institutions, with less highly rated institutions, or those with higher levels of risk, required to maintain ratios of 100 to 200 basis points above the minimum level. Century's ratios under these guidelines, as calculated by management, as of December 31, 1995 was 8.13%.

18. FAIR VALUE DISCLOSURE

    The estimated fair values at December 31, 1995 and 1994 of the Corporation's financial instruments are as follows:


                                                         1995                1994
                                                  ------------------  -------------------
                                                  Carrying    Fair    Carrying     Fair
                                                   Value     Value      Value     Value
                                                  --------  --------  --------   --------

    Financial assets:
      Cash and due from banks                     $ 10,426  $ 10,426   $  9,418  $  9,418
      Investment securities available for sale      99,052    99,052     38,672    38,672
      Investment securities                             --        --     38,213    37,602
      Net loans                                    254,609   252,273    232,060   209,630
      Accrued interest receivable                    2,606     2,606      2,224     2,224
                                                  --------  --------  ---------  --------
        Total                                     $366,693  $364,357   $320,587  $297,546
                                                  ========  ========   ========  ========
    Financial liabilities:
      Deposits                                    $328,325  $331,204   $298,039  $295,333
      Short term borrowings                         10,000    10,000        470       470
      Other borrowings                               3,200     3,351      3,200     2,972
      Accrued interest payable                       1,755     1,755      1,008     1,008
                                                  --------  --------  ---------  --------
        Total                                     $343,280  $346,310   $302,717  $299,783
                                                  ========  ========   ========  ========

    Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

    Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

    If no readily available market exists, the fair value estimates for financial instruments should be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses and other factors, as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

    As certain assets such as deferred tax assets, and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Corporation.

    The Corporation employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available, based upon the following assumptions:

    Cash and Due From Banks, Accrued Interest Receivable, Short Term Borrowings, and Accrued Interest Payable

    The fair value is equal to the current carrying value.

                                                                            XIII

    Investment Securities
    The fair value of securities held as investments is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

    The fair value of securities available for sale is equal to the current carrying value.

    Loans, Deposits, and Other Borrowings
    The fair value of loans is estimated by discounting the future cash flows using a simulation model which estimates future cash flows and constructs discount rates that consider reinvestment opportunities, operating expenses, noninterest income, credit quality, and prepayment risk. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year end. Fair values for time deposits and other borrowings are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits and borrowings of similar remaining maturities.

    Commitments to Extend Credit and Standby Letters of Credit
    These financial instruments are generally not subject to sale and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented in Note 13.

XIV

19. PARENT COMPANY
Following are condensed financial statements for the Corporation.


                                 CONDENSED BALANCE SHEET
                                                                           December 31
                                                                          1995     1994
                                                                         -------  -------
ASSETS
  Cash                                                                   $   144  $    55
  Investment in bank subsidiary                                           31,588   27,305
  Investment in nonbank subsidiary                                            --      293
  Other                                                                      466      340
                                                                         -------  -------
    TOTAL ASSETS                                                         $32,198  $27,993
                                                                         =======  =======
LIABILITIES
  Dividends payable                                                      $   439  $   337
  Other                                                                       17       --

STOCKHOLDERS' EQUITY                                                      31,742   27,656
                                                                         -------  -------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $32,198  $27,993
                                                                         =======  =======


                          CONDENSED STATEMENT OF INCOME
                                                        Year Ended December 31,
                                                       1995      1994      1993
                                                      -------   -------   -------
INCOME
  Dividends from bank subsidiary                      $ 1,905   $ 1,318   $ 1,487
  Other                                                   205         3        --
EXPENSES
  Other                                                   219         7         8
                                                      -------   -------   -------
    Income before income taxes                          1,891     1,314     1,479
Income tax benefit                                     (    5)   (    2)    (   3)
                                                      -------   -------   -------
    Income before equity in undistributed
     net income of subsidiaries                         1,896     1,316     1,482
Equity in undistributed net income of subsidiaries      2,372     2,365     1,865
                                                      -------   -------   -------
NET INCOME                                            $ 4,268   $ 3,681   $ 3,347


                             CONDENSED STATEMENT OF CASH FLOWS

                                                                  Year Ended December 31,
                                                                 1995      1994      1993
                                                                -------   -------   -------
OPERATING ACTIVITIES
  Net income                                                    $ 4,268   $ 3,681   $ 3,347
  Adjustments to reconcile net income to net cash provided by operating activities:
    Equity in undistributed net income of subsidiaries           (2,372)   (2,365)   (1,865)
    Other, net                                                   (  126)   (   22)   (  310)
                                                                -------   -------   -------
      Net cash provided by operating activities                   1,770     1,294     1,172
FINANCING ACTIVITIES
  Cash dividends                                                 (1,790)   (1,290)   (1,179)
  Proceeds from exercise of stock options                           127        34         4
  Treasury stock purchase                                          (125)       --        --
  Proceeds from issuance of treasury stock                          107        --        --
                                                                -------   -------   -------
      Net cash used for financing activities                     (1,681)   (1,256)   (1,175)
                                                                -------   -------   -------
      Increase (decrease) in cash                                    89        38    (    3)
CASH AT BEGINNING OF YEAR                                            55        17        20
                                                                -------   -------   -------
CASH AT END OF YEAR                                             $   144   $    55   $    17

                                                                              XV

REPORT OF
INDEPENDENT AUDITORS
--------------------------------------------

        SNODGRASS
        Certified Public Accountants


    Board of Directors and Stockholders
    Century Financial Corporation

    We have audited the accompanying consolidated balance sheet of Century Financial Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Century Financial Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

    As explained in the notes to the consolidated financial statements, effective January 1, 1995, the Corporation changed its method of accounting for impairment of loans and related allowance for loan losses, and effective January 1, 1994, also changed its method of accounting for investment securities.

    /s/S. R. Snodgrass, A.C.

    Wexford, PA
    February 2, 1996


      S.R. Snodgrass, A.C.
      101 Bradford Road Wexford, PA 15090-6909 Phone: 412-934-0344
      Facsimile: 412-934-0345

XVI

CENTURY FINANCIAL CORPORATION
SELECTED FINANCIAL DATA
--------------------------------------------

                                                                                 Year Ended December 31,
                                                                 1995         1994         1993         1992         1991
                                                              ----------   ----------   ----------   ----------   ----------
SUMMARY OF EARNINGS
  Interest income                                             $   27,685   $   23,302   $   22,368   $   23,515   $   24,541
  Interest expense                                                12,625        9,454        9,331       10,746       12,628
                                                              ----------   ----------   ----------   ----------   ----------
  Net interest income                                             15,060       13,848       13,037       12,769       11,913
  Provision for loan losses                                          240          270          625          747          579
                                                              ----------   ----------   ----------   ----------   ----------
  Net interest income after provision
   for loan losses                                                14,820       13,578       12,412       12,022       11,334
  Other income                                                     2,574        2,739        2,293        2,076        2,048
  Other expenses                                                  11,740       11,516       10,819       10,047        9,548
                                                              ----------   ----------   ----------   ----------   ----------
  Income before income taxes                                       5,654        4,801        3,886        4,051        3,834
  Income taxes                                                     1,386        1,120          539          827          913
                                                              ----------   ----------   ----------   ----------   ----------
    Net income                                                $    4,268   $    3,681   $    3,347   $    3,224   $    2,921
                                                              ==========   ==========   ==========   ==========   ==========

PER SHARE DATA (1)
  Earnings per share:
  Net income                                                  $     1.27   $     1.09   $     1.00   $      .96   $      .87
  Dividends paid                                                     .53          .38          .35          .32          .31
  Book value per share at period end                                9.40         8.22         7.73         7.17         6.53
  Average shares outstanding                                   3,373,322    3,364,439    3,362,283    3,362,180    3,362,180

BALANCE SHEET DATA:
  (At End of Period)
  Assets                                                      $  376,989   $  331,780   $  317,936   $  305,951   $  278,944
  Deposits                                                       328,325      298,039      285,395      274,957      250,514
  Loans, net of unearned income                                  257,612      235,266      203,057      197,902      188,340
  Allowance for loan losses                                        3,003        3,206        3,070        2,472        1,824
  Investment securities                                               --       38,213       80,989       81,639       75,508
  Investment securities for sale                                  99,052       38,672           --           --           --
  Stockholders' equity                                            31,742       27,656       25,962       24,098       21,948

SIGNIFICANT RATIOS:
  Return on average assets                                          1.18%        1.14%        1.09%        1.10%        1.07%
  Return on average equity                                         14.48        13.67        13.37        14.14        14.07
  Loans as a percent of deposits                                   78.46        78.94        71.15        71.98        75.18
  Average equity to average assets                                  8.13         8.36         8.14         7.79         7.63
  Dividends paid as a percent of net income                        41.94        35.04        35.23        33.31        35.16

  (1) Per share amounts have been restated, giving effect for a six-for-five stock split declared April 21, 1993, and a six-for-five stock split declared December 15, 1994.

                                                                            XVII

CENTURY FINANCIAL CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS
OF OPERATING RESULTS AND FINANCIAL CONDITION
--------------------------------------------

Century Financial Corporation (Corporation) is a Pennsylvania business corporation which was organized July 27, 1987, at the direction of the Century National Bank and Trust Company (Century) for the purpose of engaging in the business of a bank holding company and of owning all of the common stock of the Bank. The Corporation is engaged principally in commercial banking activities through its banking subsidiary. Century became a wholly-owned subsidiary of the Corporation and the shareholders of Century became shareholders of the Corporation on June 1, 1988. The Corporation owns all of the issued and outstanding common stock of Century. In 1989, the Corporation acquired the Independent Bankers Computer Service (IBCS), a data processing center. Effective April 1, 1995, Independent Bankers Computer Service, Incorporated was dissolved and its operations integrated with Century National Bank and Trust Company. IBCS was not a significant segment of the Corporation's business.

Century, the wholly-owned banking subsidiary of the Corporation, operates thirteen banking offices. Twelve offices are located in Beaver County, Century's primary market area. One office is located in Butler County, which is adjacent to Beaver County.

SUMMARY OF EARNINGS

  Century Financial Corporation's 1995 net income was a record $4,268, increasing $587, or 15.9%, from 1994's net income of $3,681. Earnings per share in 1995 were $1.27, increasing 16.5% from $1.09 per share in 1994, based on average shares outstanding of 3,373,322 in 1995 and 3,364,439 in 1994. Net income was $3,347, or $1.00 per share in 1993 based on 3,362,283 average shares outstanding.

  The increase in net income was achieved through an 8.7% increase in net interest income, offset by only a modest increase of 1.9% in noninterest expenses.

  Key industry performance ratios increased in 1995 over the previous two years. The Corporation's return on average equity was 14.48%, for 1995, compared to 13.67% and 13.37% for 1994 and 1993, respectively. The Corporation's return on average assets was 1.18%, 1.14% and 1.09% for 1995, 1994 and 1993, respectively.

NET INTEREST INCOME

  Net interest income is the amount that interest income generated by earning assets, including securities and loans, exceeds interest expense associated with interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is the principal source of the Corporation's earnings. Interest rate fluctuations, as well as changes in the amounts and type of earning assets and interest-bearing liabilities combine to effect net interest income.

  Net interest income for 1995 totaled $15,060, an increase of $1,212, or 8.8%, over 1994. Net interest income for 1994 was $13,848, or 6.2%, over 1993's level. The increase in net interest income was the result of a substantial increase in the amount of average earning assets in 1995 to $340,595. This was an increase of $41,241, or 13.8%, over 1994's average earning assets of $299,354.

  Interest on loans to and investments in securities of states and political subdivisions are not fully subject to federal income tax. As such, the pretax yields stated on these assets are lower than taxable assets of similar risk and maturity. Therefore, it is more meaningful to analyze net interest income on a tax equivalent basis. The tax equivalent adjustment is based on the federal corporate income tax rate of 34%. Net interest income on a tax equivalent basis increased $1,348, or 9.2%, in 1995 and $567, or 4.0%, in 1994. The following table shows the increases over the last three years in actual and tax equivalent net interest income:

                                                      Year Ended December 31,
                                                     1995      1994      1993
                                                    -------   -------   -------
  Net interest income, actual                       $15,060   $13,848   $13,037
  Tax equivalent adjustment                           1,018       879     1,123
                                                    -------   -------   -------
  Net tax equivalent interest income                 16,078    14,727    14,160
                                                    =======   =======   =======
  Increase in actual net interest income              1,212       811       268
                                                    =======   =======   =======
  Percentage increase                                  8.8%      6.2%      2.1%
                                                    =======   =======   =======
  Increase in tax equivalent net interest income      1,351       567       258
                                                    =======   =======   =======
  Percentage increase                                  9.2%      4.0%      1.9%
                                                    =======   =======   =======
  Net interest margin                                 4.72%     4.92%     4.88%
                                                    =======   =======   =======

XVIII

Net interest margin is equal to net interest income on a tax equivalent basis divided by average earning assets. It is affected by changes in the level of earning assets, the proportion of earning assets funded by noninterest-bearing liabilities and interest rate spread.

The above table illustrates that the net margin was 4.72% in 1995 compared to 4.92% in 1994 and 4.88% in 1993. The decline in the margin during 1995 was due to the yield on average earning assets increasing only 42 basis points while the rate on interest-paying liabilities increased 66 basis points. The mix of earning assets changed in 1995 as average loans outstanding decreased to 71.4% of average earning assets compared to 73.4% in 1994 and 68.1% in 1993.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

  The current expense reflecting expected credit losses is called the provision for loan losses on the Consolidated Statements of Income. Actual losses on loans are charged against the allowance for loan losses, which is a reserve built up on the Consolidated Balance Sheets through the provision expense. The recorded values of the loans actually removed from the Consolidated Balance Sheets are referred to as charge-offs and, after netting out recoveries on previously charged-off assets, become net charge-offs. The Corporation's policy is to charge off loans when, in Management's opinion, the collection of loan principal is in doubt. All loans charged off are subject to continuous review and concerted efforts are made to maximize the recovery of charged-off loans. In order to determine the adequacy of the allowance for loan losses, Management considers the risk classification of loans, delinquency trends, charge-off experience, credit concentrations, economic conditions and other factors. Specific reserves are established for each classified credit taking into consideration the credit's delinquency status, current operating status, pledged collateral and plan of action for resolving any deficiencies. For unclassified loans and smaller loans not individually reviewed, management considers historical charge-off experience in determining the amount to be allocated to the allowance. An unallocated or general reserve is also established which takes into consideration among other things, unfunded commitments, concentrations of credit, economic conditions, delinquency and nonaccrual trends, management experience and trends in volume and terms of loans. The allowance is maintained at a level determined according to this methodology by charging the provision to operations.

  The provision charged to operations in 1995 was $240 compared to $270 in 1994 and $625 in 1993. Actual losses, net of recoveries, were $443 in 1995, $134 in 1994 and $27 in 1993. Net charge-offs as a percentage of the balance of the allowance for loan losses at the beginning of the year was 13.8% in 1995, 4.4% in 1994 and 1.1% in 1993.

  Century's allowance for loan losses decreased at year-end 1995 to $3,003 from $3,206 at December 31, 1994. At December 31, 1995, the allowance represented 1.17% of loans, net of unearned income. This compares to 1.36% of loans, net of unearned income, at the end of 1994. While the balance of the allowance decreased $203, the significant increase in total loans outstanding was also a prime contributor to a lower period ending reserve to loan ratio.

  The Corporation believes that the allowance for loan losses at December 31, 1995 of $3,003 is adequate to cover losses inherent in the portfolio as of such date. However, there can be no assurance that the Corporation will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at December 31, 1995.

NONINTEREST INCOME

  Total noninterest income decreased $165, or 6.0%, in 1995 compared to 1994. It increased $446, or 19.5%, in 1994 compared to 1993. Service charges on deposits increased $64, or 4.5%, in 1995 after increasing only $28, or 2.0%, in 1994. Service charges on deposit accounts continue to be the primary source of noninterest income, representing 58.1% of the total in 1995, compared to 52.3% in 1994 and 61.2% in 1993.

  Trust income increased $101, or 17.7%, in 1995, after increasing $54, or 10.4%, in 1994. This increased income was attributable to both new accounts and increased values in existing accounts. Total trust assets were $176,000 at December 31, 1995. This was an increase of $26,000, or 17.3%, over 1994 year-end trust assets.

  Other noninterest income increased $4, or 1.0%, in 1995, compared to a $44 increase in 1994. The increase in 1994 was attributable to the sale of two properties which had been classified as other real estate owned and were disposed of in 1994 resulting in a gain on the sale of other real estate owned. Net security losses equalled $14 in 1995 compared to a gain of $11 in 1994.

  In the first quarter of 1994, Century completed the sale of certain assets and deposit liabilities of its Moon Township Office. Deposits totalled $14,411 and assets sold amounted to $367. Century recognized a gain on the sale of $309, net of $188 in unamortized core deposit intangible related to that office.

NONINTEREST EXPENSE

  Total noninterest expense increased $224, or 1.9%, in 1995 compared to a $697, or 6.4%, increase in 1994 over 1993. This small increase in noninterest expense compared to the Corporation's 13.6% gain in assets reflects both the decrease in FDIC insurance premium expense in 1995 compared to 1994 and Management's vigorous efforts to closely monitor and control these expenses.

                                                                             XIX

  Total employee compensation, including salaries, wages and benefits declined .7% in 1995. While salaries and wages increased only $58, or 1.3%, the major increase was in profit sharing expense. Profit sharing is paid to all eligible employees of the Corporation and is based on total pretax earnings and return on average equity. Offsetting the increase in salaries and wages and profit sharing expense was a substantial reduction in both pension and health insurance costs.

  Net occupancy expense decreased $45, or 4.2%, in 1995 due to lower utility and maintenance costs incurred in 1995 compared to 1994. 1994's expense had increased $126, or 13.3%, over 1993 due to occupying the new administration and retail office in Rochester, along with new branch offices in Ambridge and Beaver.

  Equipment expense increased $118, or 14.7%, in 1995 as a new mainframe was purchased in April of 1995. In addition, to support Century's emphasis on customer sales and service, a significant number of personal computers were purchased during the year to aid community banking officers and customer sales representatives in meeting customer needs.

  The FDIC deposit insurance premium expense declined in 1995 to $347. This was a decrease of $284, or 45%, from 1994. 1994's deposit insurance premium was $24, or 4.0%, higher than 1993's. The Corporation expects substantially lower FDIC expense in 1996. The expense to be incurred in 1996 will be influenced by whether or not commercial banks must pay a portion of the annual interest due on FICO bonds which funded the Savings and Loan bailout.

  Other expenses increased $479, or 15.9%, in 1995 after increasing only $130, or 4.5%, in 1994. 1995's increase was due in large part to higher professional fees associated with the introduction of the Corporation's Dividend Reinvestment Plan as well as strategic, process and technological planning performed by the Corporation. In addition, marketing expenses were higher due to deposit and loan promotions as well as the introduction of Century's debit card program in the second half of 1995. The Corporation expects only moderate increases in total other expenses in 1996 as it continues to monitor and control these expenses.

INCOME TAXES

  The provision for income tax was $1,386 in 1995 compared to $1,120 in 1994 and $539 in 1993. This increase is the result of higher taxable income in 1995. Effective January 1, 1993, the Corporation adopted "Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes." Under Statement 109, deferred tax expense is computed under the liability method. The adoption of Statement 109 decreased federal income taxes by $56 in 1993.

FINANCIAL CONDITION

  Total assets at December 31, 1995 were $376,989, an increase of $45,209, or 13.6%, compared to December 31, 1994. Assets increased $13,844, or 4.4%, in 1994 over 1993. Earning assets at December 31, 1995 were $356,664, an increase of $44,513, or 14.3%, over 1994 year-end. Earning assets equalled 93.9% of total assets at year-end compared to 93.2% at December 31, 1994. Loans, net of unearned income, increased $22,346, or 9.5%, in 1995 and increased $32,209 or 15.9%, in 1994 over 1993. At December 31, 1995, loans represented 72.2% of earning assets, while representing 75.4% at December 31, 1994, and 68.0% at year-end 1993. Over the last two years, Century has focused on loan growth in conjunction with its continued emphasis on sales and service to customers. Senior Community banking officers are making a concerted effort to increase Century's commercial loans and developing new business in southwestern Pennsylvania.

  Century saw its total of investments increase to $99,052 at December 31, 1995. Most of this growth was in mortgage-backed securities and collateralized mortgage obligations which provide cash flow of interest and principal repayment to coincide with Century's liability structure. During 1995, in accordance with FAS 115, Century reclassified all of its investment securities from the held to maturity to the available for sale classification. At December 31, 1995, all investments were classified as available for sale.

  Deposits grew $30,286, or 10.2%, from December 31, 1994 to December 31, 1995. Both noninterest-bearing and interest-bearing demand deposit accounts increased from year-end 1994. While savings deposits decreased $4,067, growth in money market accounts offset that. The major portion of deposit growth in 1995 occurred in time deposits which increased $25,785, or 17.8% during 1995. Century conducted several time deposit promotions during 1995 of specific terms to support its asset-liability and growth goals. Additionally, this was indicative of trends throughout the industry which saw consumers becoming more yield conscious. Short term borrowings, consisting of federal funds purchased and short term borrowings from the Federal Home Loan Bank, increased to $10,000 at December 31, 1995. This was done to fund loan growth late in 1995 rather than selling securities. Rates on these short term borrowings are very favorable to deposit rates of like terms. Century will continue to review all borrowing alternatives to control interest expense.

LIQUIDITY AND INTEREST RATE SENSITIVITY

  The liquidity of a banking institution reflects its ability to provide funds to meet loan requests, to accommodate possible outflows in deposits, and to take advantage of interest rate market opportunities. Funding of loan requests, providing for liability outflows, and management of interest rate fluctuations require continuous analysis in order to match the maturities of specific categories of short-term loans and investments with specific types of deposits and borrowings. Bank liquidity is thus normally considered in terms of the nature and mix of the banking institution's sources and uses of funds.

XX

    Asset liquidity is provided through loan repayments and the management of maturity distributions for loans and securities. In addition, the classification of all investments as available for sale also greatly enhance liquidity. An important aspect of liquidity lies in maintaining adequate levels of interest-earning assets that mature within one year. Interest-bearing deposits in banks and short-term investment securities are used for this purpose and totalled $36,276 at December 31, 1995.

    Closely related to the concept of liquidity is the management of interest-earning assets and interest-bearing liabilities. The Corporation manages its rate sensitivity position to minimize fluctuation in the net interest margin and to minimize the risk due to changes in interest rates, thereby attempting to achieve consistent growth of net interest income.

    The difference between a financial institution's interest rate sensitive assets, i.e. assets which will mature or reprice within the same time period, and interest rate liabilities, i.e. Liabilities which will mature or reprice within the same time period, is commonly referred to as its "gap" or "interest rate sensitivity gap." An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time period is said to have a "positive gap"; an institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time period is said to have a "negative gap."

    The table below is presented in conformity with industry practice and reflects the effective maturity of various liability products with an indeterminate maturity as of December 31, 1995:



                                               3         3-12       1-5      Over
                                             Months     Months     Years    5 Years    Total
                                            -------   --------   --------   -------   -------
Taxable investment securities               $12,552   $ 21,227   $ 47,545   $ 4,024   $ 85,348
Nontaxable investment securities                686      1,775      2,698     8,545     13,704
Interest-bearing deposits                        36         --         --        --         36
Loans                                        71,603     47,706     89,914    48,389    257,612
                                            -------    -------   --------   -------   --------
    Total earning assets                    $84,877   $ 70,708   $140,157   $60,958   $356,700
                                            -------   ---------  --------   -------   --------

Interest-bearing demand deposits            $    --   $      --  $ 33,191   $    --   $ 33,191
Savings deposits                                 --      21,369    14,246        --     35,615
Money market deposits                        28,422          --    18,948        --     47,370
Time deposits                                28,555      83,602    50,285     7,999    170,441
Short-term borrowings                        10,000          --        --        --     10,000
Other borrowings                                 --       1,500        --     1,700      3,200
                                            -------   ---------  --------   -------   --------
    Total interest-bearing liabilities      $66,977   $ 106,471  $116,670   $ 9,699   $299,817
                                            -------   ---------  --------   -------   --------

Interest rate sensitivity gap               $17,900    ($35,763) $ 23,487   $51,259   $ 56,883
                                            =======    ========  ========   =======   ========
Cumulative interest rate sensitivity gap    $17,900    ($17,863) $  5,624   $56,883
                                            =======    ========  ========   =======
Cumulative interest rate sensitivity gap
 as a percentage of total earning assets       5.02%      -5.01%     1.58%    15.95%
                                            =======    ========  ========   =======

    The table above is a static view of the balance sheet with assets and liabilities grouped into certain defined time periods. Being measured at a specific point in time, this analysis may not fully describe the complexity of relationships between product features and pricing, market rates and future management of the balance sheet mix. The primary method of measuring the sensitivity of earnings to changing market interest rates is to simulate expected earnings streams under various rate scenarios while at the same time adjusting for the anticipated behavior of noncontractual deposit accounts. For this reason, interest-bearing demand deposits are placed in the 1-to-5 year category. That portion of savings deposits considered most volatile are placed in the 3-to-12 months repricing category with the remainder in the 1-to-5 year time frame; and that portion of money market deposits considered most volatile are placed in the 3-month time frame with the remainder in the 1-to-5 year time frame. Subject to these qualifications, the table above reflects a cumulative negative gap for assets and liabilities maturing or repricing in 1996. This cumulative negative gap of $17,863, represents 5.01% of earning assets at December 31, 1995.

    Management's Asset/Liability Management Committee monitors the Corporation's interest rate sensitivity position to ultimately achieve consistent growth of net interest income.

    At this time, Management is not aware of any known trends, events or uncertainties that would have a material effect on either the liquidity, capital resources or operations of the Corporation. Nor is Management aware of any current recommendations by the regulatory authorities which, if implemented, would have a material effect on the liquidity, capital resources or operations of the Corporation.

                                                                             XXI

CAPITAL RESOURCES

    Total stockholders' equity at December 31, 1995 was $31,742, compared to $27,656 at year-end 1994. This 14.8% increase in stockholders' equity was primarily due to the retention of net earnings, plus the positive impact of unrealized gains on investment securities available for sale, upon adoption of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, on January 1, 1994. Total cash dividends of $.53 per share were paid to stockholders in 1995 compared to $.38 per share in 1994 and $.35 per share in 1993. The resulting dividend payout ratio was 42.1 % in 1995, 35.8% in 1994 and 35.3% in 1993. The total cash dividend of $.53 per share paid to shareholders in 1995 included a one-time special dividend of $.10 per share paid in December of 1995. This approximated the amount of rebate that Century received from the FDIC plus the reduced FDIC premium expense experienced in the fourth quarter of 1995. Excluding the $.10 special dividend, the increase in dividends per share in 1995 was 13.2% over 1994's and represented a dividend payout ratio of 34.1%.

    Century Financial Corporation, as a bank holding company, is required to meet certain risk based capital and leverage requirements. The risk-based capital requirements redefine the components of capital, categorize assets into different risk classes and include certain off-balance sheet items in the calculation of the adequacy of capital. A financial institution's capital is divided into two classes, Tier I and Tier II. The Corporation's Tier I and Tier II capital consisted of the following at December 31, 1995, and 1994:


Tier I:                                              1995           1994
                                                   --------       --------
    Common shareholders' equity                    $ 31,742       $ 27,656
    Less: Non-exempt intangible assets                 (176)          (202)
          Unrealized depreciation (appreciation)       (898)           703
          in securities available-for-sale
                                                   --------       --------
              Total Tier I                         $ 30,668       $ 28,157
    Tier II:
      Qualifying long-term debt                   $     --       $    300
      Qualifying allowance for loan losses            3,003          3,023
                                                   --------       --------
              Total Tier II                        $  3,003       $  3,323

    Total Capital                                  $ 33,671       $ 31,480
                                                   ========       ========
    Risk weighted assets                           $268,303       $241,423
                                                   ========       ========
    Tier I capital ratio                              11.43%         11.66%
                                                   ========       ========
    Required Tier I capital ratio                      4.00%          4.00%
                                                   ========       ========
    Total capital ratio                               12.55%         13.04%
                                                   ========       ========
    Required total capital ratio                       8.00%          8.00%
                                                   ========       ========

    In addition to risk-based capital requirements, a leverage ratio test must also be met. The leverage ratio is defined as the ratio of Tier I capital to assets (not risk adjusted). The required ratio for each financial institution will be determined based on the financial institution's relative soundness. A minimum ratio of Tier I capital to total assets of three percent has been established for top rated financial institutions, with less highly rated or those with higher levels of risk required to maintain ratios of 100 to 200 basis points above the minimum level. The Corporation's leverage ratio was 8.13% at December 31, 1995.

XXII

INFLATION AND CHANGING PRICES

    Management is aware of the impact inflation has on interest rates and, therefore, the impact it can have on the Corporation's performance. The ability of a financial institution to cope with inflation can be determined by analysis and monitoring of its asset and liability structure. The Corporation monitors its asset and liability position with particular emphasis on the mix of interest rate sensitive assets and liabilities in order to reduce the effect of inflation upon its performance. However, it must be remembered that the asset and liability structure of a financial institution is substantially different from that of industrial corporations in that virtually all assets and liabilities are monetary in nature, meaning that they have been or will be converted into a fixed number of dollars regardless of changes in prices. Examples of monetary items include cash, loans and deposits. Nonmonetary items are those assets and liabilities which to do not gain or lose purchasing power solely as a result of general price level changes. Examples of nonmonetary items are premisis and equipment.

    Inflation can have a more direct impact on categories of noninterest expenses such as salaries and wages, supplies and employee benefit costs. These expenses normally fluctuate more in line with changes in the general price level and are very closely monitored by Management for both the effects of inflation and increases related to such items as staffing levels, usage of supplies and occupancy costs.

                                                                           XXIII

CENTURY FINANCIAL CORPORATION
MARKET AND DIVIDEND INFORMATION
-----------------------------------------------


Century Financial Corporation's (Corporation) common stock is traded in the over-the-counter market and not listed on any organized exchange. Trades have generally occurred in relatively small lots and the following priceS quoted are not necessarily indicative of the market value of a substantial block. At December 31, 1995, the Corporation had approximately 960 shareholders of record. The following table sets forth the ranges of bid prices:


STOCK PRICES


               1994                    HIGH     LOW
               ----                    ------  ------
                    First Quarter     $13.13  $12.71
                    Second Quarter     13.33   12.50
                    Third Quarter      12.92   12.50
                    Fourth Quarter     12.71   12.50
               1995
               ----
                    First Quarter     $13.25  $12.25
                    Second Quarter     12.63   11.50
                    Third Quarter      12.50   12.00
                    Fourth Quarter     13.75   13.00

DIVIDENDS

    The table below sets forth information regarding cash dividends per share paid by the Corporation during 1995 and 1994.

                1994
                ----

                     First Quarter     $0.09 per share
                     Second Quarter     0.09 per share
                     Third Quarter      0.10 per share
                     Fourth Quarter     0.10 per share
                                        ----
                     Total for 1994    $0.38
                                       =====
                1995
                ----

                     First Quarter     $0.10 per share
                     Second Quarter     0.10 per share
                     Third Quarter      0.11 per share
                     Fourth Quarter     0.22 per share
                                        ----
                     Total for 1995    $0.53
                                       =====


All stock prices and dividends have been restated to reflect the six-for-five stock split paid in January of 1995.

XXIV