Form 10-K, Exhibit 13
period 1996-12-31
CENTURY FINANCIAL CORP
filed 1997-03-21
CIK 820414

CENTURY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEET
-----------------------------

                                                                 December 31,
                                                             1996            1995
                                                          -----------    -----------
                                                                (In thousands)

ASSETS
Cash and due from banks                                  $    13,004    $    10,426
Federal funds sold                                             8,790              -
Investment securities available for sale                      71,873         99,052
Loans (net of unearned income of $10,677 and
  $8,539)                                                    308,010        257,612
Less allowance for loan losses                                 3,234          3,003
                                                          -----------    -----------
    Net Loans                                                304,776        254,609

Premises and equipment                                        10,020          8,625
Accrued interest and other assets                              4,395          4,277
                                                          -----------    -----------
      TOTAL ASSETS                                       $   412,858    $   376,989
                                                          ===========    ===========

LIABILITIES
Deposits:
  Noninterest-bearing demand                             $    41,959    $    41,708
  Interest-bearing demand                                     33,754         33,191
  Savings                                                     33,625         35,615
  Money market                                                60,457         47,370
  Time                                                       193,599        170,441
                                                          -----------    -----------
    Total deposits                                           363,394        328,325

Short term borrowings                                          7,000         10,000
Other borrowings                                               4,000          3,200
Accrued interest and other liabilities                         4,428          3,722
                                                          -----------     -----------
       TOTAL LIABILITIES                                     378,822        345,247
                                                          -----------    -----------
STOCKHOLDERS' EQUITY
  Common stock, par value $.835;
  authorized 8,000,000 shares;
  issued 3,383,943 and 3,376,984 shares                        2,826          2,820
Additional paid in capital                                     2,834          2,755
Retained earnings                                             28,239         25,285
Net unrealized gain on securities                                476            898
Treasury stock, at cost (20,490 and 1,259 shares)               (339)          (16)
                                                          -----------    -----------
      TOTAL STOCKHOLDERS' EQUITY                              34,036         31,742
                                                          -----------    -----------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $   412,858    $   376,989
                                                          ===========    ===========


See accompanying notes to the consolidated financial statements.


I

CENTURY FINANCIAL CORPORATION
CONSOLIDATED STATEMENT OF INCOME
--------------------------------

                                                                      Year Ended December 31,
                                                                 1996          1995            1994
                                                              -----------    -----------    -----------
                                                                           (In thousands)
INTEREST INCOME
  Interest and fees on loans:
    Taxable                                                  $    23,025    $    20,462    $    18,100
    Tax exempt                                                     1,908          1,344          1,160
  Federal funds sold                                                 165            234            240
  Investment securities:
    Taxable                                                        4,785          5,012          3,255
    Tax exempt                                                       681            633            547
                                                              -----------    -----------    -----------
      Total interest income                                       30,564         27,685         23,302
                                                              -----------    -----------    -----------
INTEREST EXPENSE
  Deposits                                                        13,054         12,234          9,184
  Short term borrowings                                              494            148             40
  Other borrowings                                                   318            243            230
                                                              -----------    -----------    -----------
      Total interest expense                                      13,866         12,625          9,454
                                                              -----------    -----------    -----------

NET INTEREST INCOME                                               16,698         15,060         13,848

Provision for loan losses                                            625            240            270
                                                              -----------    -----------    -----------
NET INTEREST INCOME AFTER PROVISION FOR
  LOAN LOSSES                                                     16,073         14,820         13,578
                                                              -----------    -----------    -----------

OTHER INCOME
  Service fees on deposit accounts                                 1,448          1,496          1,432
  Trust Department income                                            801            673            572
  Investment securities gains (losses), net                            1            (14)            11
  Gain on sale of branch office                                        -              -            309
  Other                                                              466            419            415
                                                              -----------    -----------    -----------
      Total other income                                           2,716          2,574          2,739
                                                              -----------    -----------    -----------

OTHER EXPENSE
  Salaries and employee benefits                                   6,708          5,950          5,994
  Net occupancy expense                                            1,065          1,027          1,072
  Equipment expense                                                1,025            920            802
  Deposit insurance premium                                            2            347            631
  Other                                                            3,813          3,496          3,017
                                                              -----------    -----------    -----------
       Total other expense                                        12,613         11,740         11,516
                                                              -----------    -----------    -----------

INCOME BEFORE INCOME TAXES                                         6,176          5,654          4,801
Income taxes                                                       1,270          1,386          1,120
                                                              -----------    -----------    -----------
NET INCOME                                                   $     4,906    $     4,268    $     3,681
                                                              ===========    ===========    ===========

EARNINGS PER SHARE                                           $      1.46    $      1.27    $      1.09

AVERAGE SHARES OUTSTANDING                                     3,369,380      3,373,322      3,364,439

See accompanying notes to the consolidated financial statements.


II

CENTURY FINANCIAL CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
---------------------------------------------------------


                                                                                   Net
                                                                               Unrealized
                                             Additional                           Gain        Total
                                    Common     Paid in   Retained   Treasury   (Loss) on   Stockholders'
                                     Stock     Capital   Earnings     Stock    Securities     Equity
                                    -------- ----------  ---------   --------  -----------  ------------
                                                                 (In thousands)

Balance, December 31, 1993         $  2,340   $  2,606   $ 21,016    $     -    $      -    $  25,962

Initial net unrealized
  gain on securities                                                                  54           54
Net income                                                  3,681                               3,681
Dividends ($.38 per share)                                 (1,318)                             (1,318)
Twenty percent stock dividend           468                  (468)                                  -
Stock options exercised                   2         32                                             34
Net unrealized loss on securities                                                   (757)        (757)
                                    --------   --------   --------    -------    --------    ---------

Balance, December 31, 1994            2,810      2,638     22,911          -        (703)      27,656

Net income                                                  4,268                               4,268
Dividends ($.56 per share)                                 (1,892)                             (1,892)
Stock options exercised                  10        117                                            127
Purchase of Treasury stock                                              (125)                    (125)
Reissuance of Treasury stock                                   (2)       109                      107
Net unrealized gain on securities                                                  1,601        1,601
                                    --------   --------   --------    -------    --------    ---------

Balance, December 31, 1995            2,820      2,755     25,285        (16)        898       31,742

Net income                                                  4,906                               4,906
Dividends ($.58 per share)                                 (1,952)                             (1,952)
Stock options exercised                   6         73                                             79
Purchase of Treasury stock                                              (522)                    (522)
Reissuance of Treasury stock                         6                   199                      205
Net unrealized loss on securities                                                   (422)        (422)
                                    --------   --------   --------    -------    --------    ---------

Balance, December 31, 1996         $  2,826   $  2,834   $  28,239   $   (339)  $    476    $  34,036
                                    ========   ========   =========   ========   ========    =========

See accompanying notes to the consolidated financial statements.


III

CENTURY FINANCIAL CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
------------------------------------

                                                            Year Ended December 31,
                                                         1996         1995         1994
                                                      ---------    ---------    ---------
                                                                (In thousands)
OPERATING ACTIVITIES
  Net income                                         $   4,906    $   4,268    $   3,681
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
    Provision for loan losses                              625          240          270
    Depreciation, amortization, and
      accretion, net                                       271        1,403          825
    Deferred income taxes                                   60          209          330
    Investment securities (gains) losses, net               (1)          14          (11)
    Decrease (increase) in accrued interest
      receivable                                           330         (382)          55
    Increase in accrued interest payable                   216          747          264
    Gain on the sale of branch office                        -            -        ( 309)
    Other, net                                             138          138          (11)
                                                      ---------    ---------    ---------
      Net cash provided by operating activities          6,545        6,637        5,094
                                                      ---------    ---------    ---------

INVESTING ACTIVITIES
  Investment securities available for sale:
    Proceeds from the sale of securities                 2,781        4,984        5,801
    Proceeds from maturities
      and repayments of securities                      29,952       14,502       10,549
    Purchases of securities                             (5,696)     (39,222)     (17,483)
  Investment securities:
    Proceeds from the sale of securities                     -          775            -
    Proceeds from maturities and repayments
      of securities                                          -       12,951       26,302
    Purchases of securities                                  -      (14,273)     (21,917)
    Purchase of loans receivable                        (3,604)           -            -
    Net increase in loans                              (47,135)     (22,638)     (32,103)
    Purchases of premises and equipment                 (2,246)        (843)        (621)
    Sale of branch office                                    -            -      (13,552)
    Other, net                                              27            -          (23)
                                                      ---------    ---------    ---------
      Net cash used for investing activities           (25,921)     (43,764)     (43,047)
                                                      ---------    ---------    ---------
FINANCING ACTIVITIES
  Net increase in deposits                              35,069       30,286       26,516
  Net increase (decrease) in short term
    borrowings                                          (3,000)       9,530       (2,530)
  Net increase in other borrowings                         800            -        1,700
  Cash dividends                                        (1,887)      (1,790)      (1,290)
  Proceeds from exercise of stock options                   79          127           34
  Treasury stock purchase                                 (522)        (125)           -
  Proceeds from issuance of treasury stock                 205          107            -
                                                      ---------    ---------    ---------
      Net cash provided by financing activities         30,744       38,135       24,430
                                                      ---------    ---------    ---------
      Increase (decrease) in cash and
        cash equivalents                                11,368        1,008      (13,523)

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                     10,426        9,418       22,941
                                                      ---------    ---------    ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR             $  21,794    $  10,426    $   9,418
                                                      =========    =========    =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest                                         $  13,650    $  11,878    $   9,190
    Income taxes                                         1,140          945        1,085

See accompanying notes to the consolidated financial statements.


IV

CENTURY FINANCIAL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except shares and per share data)
------------------------------------------------


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
----------------------------------------------

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

A summary of the significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Nature of Operations and Basis of Presentation
----------------------------------------------

Century Financial Corporation is a Pennsylvania corporation and is registered under the Holding Company Act. The Corporation was organized to be the holding company of Century, which provides banking and related services to Southwestern Pennsylvania. The Corporation and its subsidiary derive substantially all their income from interest earnings on commercial, commercial mortgage, residential real estate, consumer loan financing, and investment securities, as well as a variety of deposit services to its customers. The Corporation is supervised by the Federal Reserve Board while Century is subject to regulation and supervision by the Office of the Comptroller of the Currency.

The  consolidated   financial  statements  of   the  Corporation  include  its
wholly-owned subsidiary, Century. Significant intercompany items have been eliminated in consolidation. Independent Bankers' Computer Services, previously a wholly-owned subsidiary of the Corporation, was dissolved on March 31, 1995.

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Investment Securities
---------------------

Investment securities are classified, at the time of purchase, based on management's intention, as securities held to maturity or securities available for sale. The Corporation has currently classified all investment securities as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available for sale securities are
reported as a  separate  component  of stockholders'  equity,  net  of   tax,
until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Loans
-----

Interest from installment loans is recognized in income over the life of the loans using a method which approximates a level yield. Interest on all other loans is recognized as interest income on the accrual method. For commercial and real estate mortgage loans on which interest is 90 days past due, accrual of income is discontinued, and any previously accrued interest is reversed against current income. Installment and credit card loans are generally charged off between 90 and 180 days past due or when deemed uncollectible in the opinion of management.

Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment to the related loan's yield. These amounts are being amortized over the contractual life of the related loans.

Allowance for Loan Losses
-------------------------

Effective January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118. Under this Standard, the Corporation estimates credit losses on impaired loans based on the present value of expected cash flows or fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. Prior to 1995, the credit losses related to these loans were estimated based on undiscounted cash flows or the fair value of the underlying collateral. Statement No.118 amends Statement No.114 to permit a creditor to use existing methods for recognizing interest income on impaired loans eliminating the income recognition provisions of Statement No. 114. The adoption of these statements did not have a material effect on the Corporation's financial position or results of operations.


V

----------------------------------------------------------

Allowance for Loan Losses (Continued)
-------------------------------------

Impaired loans are commercial and commercial real estate loans for which it is probable that the Corporation will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Corporation individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. The Corporation may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.

The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to it.
The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

Premises and Equipment
----------------------

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions and improvements are capitalized.

Real Estate Owned
-----------------

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

Intangible Assets
-----------------

Core deposit intangibles are amortized using the straight-line method over a ten year period.

Trust Department
----------------

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

Pension and Profit Sharing Plans
--------------------------------

Pension and employee benefits include contributions, determined actuarially, to a retirement plan covering the eligible employees of the subsidiaries. Contributions to the profit sharing plan are made based on the achievement of certain operating levels and performance ratios.

Income Taxes
------------

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


VI

----------------------------------------------------------

Cash Flow Information
---------------------

The Corporation has defined cash and cash equivalents as those amounts included in the balance sheet caption Cash and due from banks and Federal funds sold.

Earnings Per Share
------------------

Earnings per share for the years ended December 31, 1996, 1995, and 1994, have been calculated based upon the weighted average number of outstanding common shares, including common stock equivalents, if such items have a dilutive effect. For the respective years ended, common stock equivalents did not have a material dilutive effect on earnings per share.

Reclassification of Comparative Amounts
---------------------------------------

Certain comparative amounts for prior years have been reclassified to conform with current year presentations.

2.  COMMON STOCK SPLIT
----------------------

On December 15, 1994, the Board of Directors approved a six for five stock split. The additional shares resulting from the split were effected in the form of a 20% stock dividend.

3.  INVESTMENT SECURITIES
-------------------------

Upon the adoption of Statement 115, Century initially transferred from the investment securities portfolio to the available for sale classification investment securities with an amortized cost of $38,781 and an estimated market value of $38,862. The net appreciation of these securities, at adoption, was recorded net of federal income taxes to an unrealized securities gain
(loss) account which is a component of stockholders' equity. During 1995, in accordance with the Financial Accounting Standards Board Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," Century reclassified all of its investments securities from held to maturity classification to the available for sale classification with an amortized cost of $38,404 and an estimated market value of $39,103.

The amortized cost and estimated market values of investment securities are as follows:

                                                                       1996
                                                --------------------------------------------------
                                                                Gross        Gross       Estimated
                                                Amortized    Unrealized    Unrealized     Market
                                                   Cost         Gains        Losses        Value
                                                ----------   ----------    ----------    ---------
U. S. Treasury securities                      $    7,231   $       46    $        -    $   7,277
U. S. Government agency securities                 18,224          100            (6)      18,318
Obligations of states and political
  subdivisions                                     14,829          483           (13)      15,299
Mortgage-backed securities and
  collateralized mortgage obligations              21,029          129           (91)      21,067
Other securities                                    8,540           84           (11)       8,613
                                                ----------   ----------    ----------    ---------
    Total debt securities                          69,853          842          (121)      70,574
Equity securities                                   1,299            -             -        1,299
                                                ----------   ----------    ----------    ---------

    Total                                      $   71,152   $      842    $     (121)   $  71,873
                                                ==========   ==========    ==========    =========


                                                                       1995
                                                --------------------------------------------------
                                                                Gross        Gross       Estimated
                                                Amortized    Unrealized    Unrealized     Market
                                                   Cost         Gains        Losses        Value
                                                ----------   ----------    ----------    ---------
U. S. Treasury securities                      $    9,217   $      142    $        -    $   9,359
U. S. Government agency securities                 25,271          376           (13)      25,634
Obligations of states and political
subdivisions                                       20,847          538           (18)      21,367
Mortgage-backed securities and
  collateralized mortgage obligations              28,224          381          (172)      28,433
Other securities                                   12,925          152           (25)      13,052
                                                ----------   ----------    ----------    ---------
      Total debt securities                        96,484        1,589          (228)      97,845
Equity securities                                   1,207            -             -        1,207
                                                ----------   ----------    ----------    ---------

      Total                                    $   97,691   $    1,589    $      (228)  $  99,052
                                                ==========   ==========    ===========   =========

VII

-------------------------------------

The amortized cost and estimated market value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities and collateralized mortgage obligations will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              Estimated
                                               Amortized       Market
                                                  Cost          Value
                                               ----------     ----------

Due in one year or less                       $   14,071     $   14,146
Due after one year through five years             24,564         24,822
Due after five years through ten years             4,006          4,205
Due after ten years                                6,183          6,334
                                               ----------     ----------
                                                  48,824         49,507
Mortgage-backed securities and
  collateralized mortgage obligations             21,029         21,067
                                               ----------     ----------

   Total                                      $   69,853     $   70,574
                                               ===========    ==========

Investment securities with a carrying value of $38,719 and $37,101 at December 31, 1996 and 1995, respectively, were pledged to secure deposits and other purposes as required by law.

Proceeds from the sales of investment securities available for sale were $2,781, $4,984, and $5,801 in 1996, 1995, and 1994. Gross gains and gross losses resulting from these sales as follows:

                                    1996         1995         1994
                                   -------      -------      -------
Gross gains                       $     3      $     -      $    17
Gross losses                            2            31           6

On April 17, 1995, the Bank sold two municipal securities that were, at the time, classified as held to maturity. Proceeds from the sales of these investment securities were $775, and a gain of $17 was recognized on these sales. These sales resulted from the Bank determining subsequent to acquisition that the investment securities did not meet the criteria as established by Bank policy.

4.  NET LOANS
-------------

Major classifications of net loans are summarized as follows:

                                                     1996          1995
                                                  ----------    ----------

Commercial, financial, and agricultural          $   78,666    $   62,945
Real estate - construction                           11,042        12,918
Real estate - mortgage                              124,957        99,484
Installment loans to individuals                     83,637        75,295
Tax exempt loans                                     20,385        15,509
                                                   ----------    ----------
                                                    318,687       266,151
Less unearned income                                 10,677         8,539
                                                   ----------    ----------
                                                    308,010       257,612
Less allowance for loan losses                        3,234         3,003
                                                  ----------    ----------

      Net loans                                  $  304,776    $  254,609
                                                  ==========    ==========

In the normal course of business, loans are extended to executive officers, directors, and their associates. In management's opinion, all of these loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. A summary of loan activity for those executive officers, directors, and their associates with aggregate loan balances in excess of $60 for the year ended December 31, 1996, is as follows:

               December 31,                   Amounts    December 31,
                  1995         Additions     Collected      1996
               ------------    ---------     ---------   ------------

               $  1,098        $    65       $   948     $    215

During 1996, a member of the Board of Directors retired, and the director and related business affiliates had loans outstanding at December 31, 1995 totaling $793, which are included in amounts collected in the preceding summary.

Century's primary business activity is with customers located within its local trade area. Commercial, residential, personal, and agricultural loans are granted. Century also selectively funds residential loans originated outside of its trade area provided such loans meet Century's credit policy guidelines. Although Century has a diversified loan portfolio, at December 31, 1996 and 1995, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.


VIII

5.  ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses for the years ended December 31, 1996, 1995, and 1994, are as follows:

                                           1996        1995        1994
                                         --------    --------   ---------

Balance, January 1                      $  3,003    $  3,206   $   3,070
Add:
  Provisions charged to operations           625         240         270
  Recoveries                                  73          32          42
Less loans charged off                       467         475         176
                                         --------    --------   ---------

Balance, December 31                    $  3,234    $  3,003   $   3,206
                                         ========    ========   =========

6.  PREMISES AND EQUIPMENT
--------------------------

Major classifications of premises and equipment are summarized as follows:

                                                       1996        1995
                                                     --------   ---------

Land and land improvements                          $  2,526   $   1,098
Buildings                                              7,389       7,175
Furniture and equipment                                4,869       4,473
Leasehold improvements                                   523         518
                                                     --------   ---------
                                                      15,307      13,264
Less accumulated depreciation                          5,287       4,639
                                                     --------   ---------

      Total                                         $ 10,020   $   8,625
                                                     ========   =========

Depreciation expense amounted to $852 in 1996, $767 in 1995, and $787 in 1994.

7.  DEPOSITS
------------

Time deposits include certificates of deposit in denominations of $100 or more. Such deposits aggregated $29,492 and $27,552 at December 31, 1996 and 1995, respectively.

Interest expense on certificates of deposit over $100 amounted to $2,495 in 1996, $1,863 in 1995, and $1,360 in 1994.

8.  SHORT TERM BORROWINGS
-------------------------

The outstanding balances and related information for short term borrowings are summarized as follows:

                                          1996                 1995
                                    ----------------     ----------------
                                     Amount    Rate       Amount    Rate
                                    --------  ------     --------  ------

Balance at year end                $  7,000    5.71%    $ 10,000    5.54%
Average balance outstanding
  during the year                     8,965    5.51        2,510    5.91
Maximum amount outstanding
  at any month end                   16,175               12,000

Short term borrowings consist of advances from the Federal Home Loan Bank of Pittsburgh under a RepoPlus borrowing arrangement and Federal funds purchased. Average amounts outstanding during the year represent daily average balances and average interest rates represent interest expense divided by the related average balance.

Century maintains a revolving line of credit (flexline advance) with the FHLB. The amount available on this line of credit as of December 31, 1996, is approximately $8.8 million. Century has pledged, as collateral for advances from the FHLB of Pittsburgh, all stock in the Federal Home Loan Bank and certain other qualifying collateral. There were no outstanding balances on this credit line at December 31, 1996 and 1995.

9.  OTHER BORROWINGS
--------------------

Other borrowings as of December 31, 1996 and 1995, are summarized as follows:

         Description               Interest Rate    1996        1995
------------------------------    --------------   --------    -------
Federal Home Loan Bank advance         5.07%      $  4,000   $      -
Federal Home Loan Bank advance         6.13%             -      1,700
Subordinated capital notes             9.25%             -      1,500
                                                   --------   --------

      Total                                       $  4,000   $  3,200
                                                   ========   ========

The subordinated capital notes consisted of ten year subordinated notes which matured on October 1, 1996. Interest on the notes was paid semi-annually on April 1 and October 1 of each year. The notes were subordinate in right of payments to the depositors and all claims of creditors and were not redeemable prior to maturity without the prior written approval of the Comptroller of the Currency.

Century has pledged, as collateral for borrowings from the FHLB of Pittsburgh, all stock in the Federal Home Loan Bank and certain other qualifying collateral.


IX

10.  INCOME TAXES
-----------------

The provision for income taxes consists of:

                                         1996        1995        1994
                                       --------    --------    --------

Currently payable                     $  1,210    $  1,177    $    790
Deferred                                    60         209         330
                                       --------    --------    --------

      Total                           $  1,270    $  1,386    $  1,120
                                       ========    ========    ========

The components of the net deferred tax assets are as follows:

                                                     1996        1995
                                                   --------    --------
Deferred Tax Assets
  Allowance for loan losses                       $    838    $    759
  Deferred loan origination fees, net                    -          59
  Other                                                104          65
                                                   --------    --------
      Total deferred tax assets                        942         883
                                                   --------    --------
Deferred Tax Liabilities
  Premises and equipment                               153         128
  Net unrealized gain on securities                    245         463
  Accrued pension costs                                173         124
  Deferred loan origination fees, net                   20           -
  Other                                                 57          32
                                                   --------    --------
      Total deferred tax liabilities                   648         747
                                                    --------    --------
Net deferred tax assets                           $    294    $    136
                                                   ========    ========

No valuation allowance was established at December 31, 1996, in view of the Corporation's tax strategies and anticipated future taxable income as evidenced by the Corporation's earnings potential.

The reconciliation of the federal statutory rate and the Corporation's effective income tax rate is as follows:

                                          1996                   1995                   1994
                                    -----------------      -----------------      -----------------
                                                % of                   % of                   % of
                                              Pre-tax                Pre-tax                Pre-tax
                                    Amount     Income      Amount     Income      Amount     Income
                                    --------  -------      -------   -------      --------  -------

Provision at statutory rate        $  2,100     34.0 %    $  1,922     34.0 %    $  1,632     34.0 %
Effect of tax free income              (880)   (14.3)         (672)   (11.9)         (580)   (12.1)
Non-deductible interest
  expense                                74      1.2            61      1.1            47      1.0
Other, net                              (24)    (0.3)           75      1.3            21       .4
                                    --------  -------      -------   -------      --------  -------
Actual provision and
  effective rate                   $  1,270     20.6 %    $  1,386     24.5 %    $  1,120     23.3 %
                                    ========  =======      ========  =======      ========  =======


11.  PENSION AND PROFIT SHARING PLANS
-------------------------------------

Century sponsors a trusteed, non-contributory defined benefit pension plan covering substantially all employees and officers of Century. The plan calls for benefits to be paid to eligible employees at retirement based primarily on years of service and compensation rates near retirement. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

The following presents the components of the net periodic pension cost:

                                              1996        1995        1994
                                            --------    --------    --------

Service costs of the current period        $    247    $    225    $    264
Interest cost on projected benefit
  obligations                                   341         281         298
Actual return on plan assets                   (677)       (940)         78
Net amortization and deferral                   228         583        (424)
                                            --------    --------    --------

      Total                                $    139    $    149    $    216
                                            ========    ========    ========

The actuarial present value of the accumulated benefit obligation at December 31, 1996 and 1995, was $3,728 and $3,327 including vested benefit obligations of $3,666 and $3,287. The following sets forth the funded status of the plan and the amounts recognized in the accompanying consolidated balance sheet:


                                                          1996        1995
                                                        --------    --------
Plan assets at fair value                              $  6,111    $  5,291
Actuarial present value of projected
  benefit obligation                                     (5,071)     (4,622)
                                                        --------    --------

Funded status                                             1,040         669
Unrecognized transition amount                             (291)       (348)
Unrecognized net gain from past experience
  different from that assumed and effects
  of changes in assumptions                                (266)         14
                                                        --------    --------

Pension asset                                          $    483    $    335
                                                        ========    ========


X

-------------------------------------------------

The plan assets are primarily invested in corporate equity securities and corporate notes under the control of the plan's trustees as of December 31, 1996.

Assumptions used in determining net periodic pension cost are as follows:


                                              1996        1995        1994
                                            --------    --------    --------

Discount rate                                  7.50%       7.50%       7.50%
Expected long-term rate of return
  on assets                                    7.50        7.50        7.50
Rate of increase in compensation levels        4.00        4.00        5.00


Century makes payments to a qualified profit sharing plan covering substantially all employees and officers of Century. Contributions to the plan are made at the discretion of the Board of Directors and are determined annually based on the achievement of pre-determined performance goals. The plan contributions for the years 1996, 1995, and 1994 amounted to $482, $386, and $263, respectively.

12.  DIVIDEND REINVESTMENT PLAN
-------------------------------

On May 18, 1995, the Corporation established a Dividend Reinvestment Plan (the "Plan"). Under the Plan, up to 300,000 authorized but unissued shares were allocated for dividend reinvestment. Participation in the Plan is available to all common stockholders who may elect to reinvest dividends on all or part of their shares to acquire additional common stock of the Corporation. Plan participants are able to withdraw from the Plan at any time. At December 31, 1996 and 1995, there were 20,490 and 1,259 shares held in treasury to be used in conjunction with the Plan. During 1996 and 1995, there were 13,028 and 8,820 shares issued under the Plan.

13.  COMMITMENTS AND CONTINGENT LIABILITIES
-------------------------------------------

Commitments
-----------

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

                                                         1996        1995
                                                       ---------   ---------

Commitments to extend credit                          $  32,115   $  29,124
Standby letters of credit                                   341         183
                                                       ---------   ---------

      Total                                           $  32,456   $  29,307
                                                       =========   =========

The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The same credit policies are used in making commitments and conditional obligations as for on-balance-sheet instruments. Generally, collateral is required to support financial instruments with credit risk. The terms are typically for a one year period with an annual renewal option subject to prior approval by management.

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

At December 31, 1996, the minimum rental commitments for all non-cancelable leases are as follows:

                1997                  $     130
                1998                        118
                1999                        116
                2000                        116
                2001                        109
                2002 and thereafter         618
                                       ---------

                    Total             $   1,207
                                       =========

Occupancy and equipment expenses include rental expenditures of $133 for 1996, $134 for 1995, and $153 for 1994.


XI

-------------------------------------------------------

Contingent Liabilities
----------------------

The Corporation and its subsidiary are involved in legal actions from normal business activities which includes a lawsuit initiated by a former employee alleging wrongful discharge. Management believes that the liability, if any, arising from such actions will not have a material adverse effect on the Corporation's financial position.

14.  STOCK OPTION PLAN
----------------------

The Corporation maintains an incentive stock option plan under which 336,204 shares of common stock can be issued. The plan provides for the grant of incentive stock options to certain executive officers, senior management personnel, and directors of the Corporation. Under the plan, a holder may elect to exercise options to purchase common stock at fixed prices equal to the fair value at the date of grant. The period for exercising options is fixed at the date of the grant and will not exceed ten years.

Effective January 1, 1996, the Corporation adopted Statement of Financial Accounting Standards Statement No. 123, "Accounting for Stock-Based Compensation." This statement encourages, but does not require the Corporation to recognize compensation expense for all awards of equity instruments issued after December 31, 1995. The statement establishes a fair value based method of accounting for stock-based compensation plans. The standard applies to all transactions in which an entity acquires goods or services by issuing equity instruments or by incurring liabilities in amounts based on the price of the entity's common stock or other equity instruments. Statement 123 permits companies to continue to account for such transactions under Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees," but requires disclosure in a note to the financial statements pro forma net income and earnings per share as if the Corporation had applied the new method of accounting.

Under APB Opinion 25, no compensation expense has been recognized with respect to the options granted under the stock option plan. Had compensation expense been determined on the basis of fair value pursuant to SFAS No. 123, net income and earnings per share would have been reduced as follows:

                                                          1996        1995
                                                       ---------   ---------
Net Income:
  As reported                                         $   4,906   $   4,268
                                                       =========   =========

  Pro forma                                           $   4,749   $   4,162
                                                       =========   =========
Earnings Per Share:
  As reported                                         $    1.46   $    1.27
                                                       =========   =========

  Pro forma                                           $    1.41   $    1.23
                                                       =========   =========

The following table presents share data related to the stock option plan:

                                                        Shares Under Option
                                                       ---------------------
                                                          1996        1995
                                                       ---------   ---------

Outstanding, January 1                                  129,632     100,110
  Granted                                                42,565      49,080
  Exercised                                              (6,955)    (11,941)
  Forfeited                                              (1,034)     (7,617)
                                                       ---------   ---------
Outstanding, December 31 (at prices
  ranging from $10.59 - $12.60)                         164,208     129,632
                                                       =========   =========

15.  REGULATORY MATTERS
-----------------------

The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits as defined for that year combined with its retained net profits for the two preceding calendar years less any required transfers to surplus.
Under this formula, the amount available for payment of dividends by Century to the Corporation in 1997, without the approval of the Comptroller, is $5,037 plus 1997 profits retained up to the date of the dividend declaration.

Included in cash and due from banks are required federal reserves of $3,159 and $3,215 at December 31, 1996 and 1995, respectively, for facilitating the implementation of monetary policy by the Federal Reserve System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These are held in the form of cash on hand and/or balances maintained directly with the Federal Reserve Bank.


XII

16.  SALE OF BRANCH OFFICE
--------------------------

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

17.  REGULATORY CAPITAL REQUIREMENTS
------------------------------------

Capital Requirements
--------------------

The Corporation (on a consolidated basis) and Century are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Corporation's and Century's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and Century must meet specific capital guidelines that involve quantitative measures of the Corporation's and Century's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by the regulation to ensure capital adequacy require the Corporation and Century to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1996, that the Corporation and Century meet all capital adequacy requirements to which they are subject.

As of December 31, 1996, the most recent notification from the Federal Reserve Board and the Office of the Comptroller of the Currency have categorized Century as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, they must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios at least 100 to 200 basis points above those ratios set forth in the table.
There have been no conditions or events since that notification that management believes have changed the Corporation's and Century's category.

The following table reflects the Corporation's capital ratios and minimum requirements at December 31. Century's capital ratios are substantially the same as the Corporation's.

                                               1996                    1995
                                       -------------------     --------------------
                                         Amount     Ratio        Amount      Ratio
                                       ----------  -------     ----------   -------

Total Capital
(to Risk Weighted Assets)

  Actual                              $   36,643    11.95%    $   33,671    12.56%
  For Capital Adequacy                    24,522     8.00%        21,450     8.00%

Tier I Capital
(to Risk Weighted Assets)

  Actual                              $   33,409    10.90%    $   30,668    11.44%
  For Capital Adequacy                    12,261     4.00%        10,725     4.00%

Tier I Capital
(to Average Assets)

  Actual                              $   33,409     8.25%    $   30,668     8.09%
  For Capital Adequacy                    16,208     4.00%        15,156     4.00%


18.  FAIR VALUE DISCLOSURE
--------------------------

The estimated fair values at December 31, 1996 and 1995, of the Corporation's financial instruments are as follows:

                                                               1996                        1995
                                                     ------------------------    ------------------------
                                                      Carrying       Fair         Carrying       Fair
                                                       Value         Value         Value         Value
                                                     ----------    ----------    ----------    ----------
Financial assets:
  Cash and due from banks                           $   13,004    $   13,004    $   10,426    $   10,426
  Federal funds sold                                     8,790         8,790             -             -
  Investment securities available for sale              71,873        71,873        99,052        99,052
  Net loans                                            304,776       298,264       254,609       252,273
  Accrued interest receivable                            2,276         2,276         2,606         2,606
                                                     ----------     ---------    ----------    ----------

    Total                                           $  400,719    $  394,207    $  366,693    $  364,357
                                                     ==========    ==========    ==========    ==========

Financial liabilities:
  Deposits                                          $  363,394    $  364,615    $  328,325    $  331,204
  Short term borrowings                                  7,000         7,000        10,000        10,000
  Other borrowings                                       4,000         3,957         3,200         3,351
  Accrued interest payable                               1,971         1,971         1,755         1,755
                                                     ----------     ---------    ----------    ----------

      Total                                         $  376,365     $ 377,543    $  343,280    $  346,310
                                                     ==========    ==========    ==========    ==========

XIII

--------------------------------------

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

If no readily available market exists, the fair value estimates for financial instruments should be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

As certain assets such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Corporation.

The Corporation employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Due From Banks, Federal Funds Sold, Accrued Interest Receivable, Short Term Borrowings, and Accrued Interest Payable
---------------------------------------------------

The fair value is equal to the current carrying value.

Investment Securities Available for Sale
----------------------------------------

The fair value of securities available for sale is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

Loans, Deposits, and Other Borrowings
-------------------------------------

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

Commitments to Extend Credit and Standby Letters of Credit
----------------------------------------------------------

These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented in Note 13.

19.  SELECTED QUARTERLY FINANCIAL DATA
--------------------------------------

The unaudited quarterly results for 1996 and 1995 are summarized as follows:

                                                                              1996
                                                     ----------------------------------------------------
                                                                        Three Months Ended
                                                    ----------------------------------------------------
                                                     March 31,      June 30,   September 30, December 31,
                                                    ----------     ---------    ----------    ----------

Total interest income                              $    7,397     $   7,441    $    7,762    $    7,964
Total interest expense                                  3,383         3,240         3,486         3,757
                                                    ----------     ---------    ----------    ----------
Net interest income                                     4,014         4,201         4,276         4,207
Provision for loan losses                                 105           130           180           210
                                                    ----------     ---------    ----------    ----------
Net interest income after provision
  for loan losses                                       3,909         4,071         4,096         3,997
                                                    ----------     ---------    ----------    ----------
Other income                                              647           667           663           739
Other expense                                           3,020         3,221         3,205         3,167
                                                    ----------     ---------    ----------    ----------
Income before income taxes                              1,536         1,517         1,554         1,569
Income taxes                                              358           389           257           266
                                                    ----------     ---------    ----------    ----------

Net income                                         $    1,178     $   1,128    $    1,297    $    1,303
                                                    ==========     =========    ==========    ==========

Earnings per share                                 $     0.35     $    0.33    $     0.39    $     0.39

XIV

--------------------------------------------------

                                                                               1995
                                                     ----------------------------------------------------
                                                                        Three Months Ended
                                                    ----------------------------------------------------
                                                     March 31,      June 30,   September 30, December 31,
                                                    ----------     ---------    ----------    ----------

Total interest income                              $    6,364     $   6,956   $     7,254    $    7,111
Total interest expense                                  2,736         3,108         3,369         3,412
                                                    ----------     ---------    ----------    ----------
Net interest income                                     3,628         3,848         3,885         3,699
Provision for loan losses                                  60            60            60            60
                                                    ----------     ---------    ----------    ----------
Net interest income after provision
  for loan losses                                       3,568         3,788         3,825         3,639
                                                    ----------     ---------    ----------    ----------
Other income                                              605           663           619           687
Other expense                                           2,924         3,108         2,925         2,783
                                                    ----------     ---------    ----------    ----------
Income before income taxes                              1,249         1,343         1,519         1,543
Income taxes                                              314           358           342           372
                                                    ----------     ---------    ----------    ----------

Net income                                         $      935     $     985    $    1,177    $    1,171
                                                    ==========     =========    ==========    ==========

Earnings per share                                 $     0.28     $    0.29    $     0.35    $     0.35

20.  PARENT COMPANY
-------------------

Following are condensed financial statements for the Corporation.


                                  CONDENSED BALANCE SHEET

                                                               December 31,
                                                           1996           1995
                                                        ----------    ----------
ASSETS
  Cash                                                 $      159    $      144
  Investment in bank subsidiary                            33,831        31,588
  Other                                                       568           466
                                                        ----------    ----------

    TOTAL ASSETS                                       $   34,558     $  32,198
                                                        ==========     =========

LIABILITIES
  Dividends payable                                    $      504      $    439
  Other                                                        18            17

STOCKHOLDERS' EQUITY                                       34,036        31,742
                                                        ----------    ----------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $   34,558    $   32,198
                                                        ==========    ==========


                                CONDENSED STATEMENT OF INCOME

                                                      Year Ended December 31,
                                                  1996          1995          1994
                                               ----------    ----------    ----------
INCOME
  Dividends from bank subsidiary              $    2,290    $    1,905    $    1,318
  Other                                                6           205             3

EXPENSES
  Other                                               80           219             7
                                               ----------    ----------    ----------
    Income before income taxes                     2,216         1,891         1,314
Income tax benefit                                   (25)           (5)           (2)
                                               ----------    ----------    ----------
    Income before equity in
      undistributed net
      income of subsidiaries                       2,241         1,896         1,316

Equity in undistributed net income
  of subsidiaries                                  2,665         2,372         2,365
                                               ----------    ----------    ----------

NET INCOME                                    $    4,906    $    4,268    $    3,681
                                               ==========    ==========    ==========

XV

Following are condensed financial statements for the Corporation.


                              CONDENSED STATEMENT OF CASH FLOWS

                                                      Year Ended December 31,
                                                  1996          1995          1994
                                               ----------    ----------    ----------

OPERATING ACTIVITIES
  Net income                                  $    4,906    $    4,268    $    3,681
  Adjustments to reconcile net
    income to net cash
    provided by operating activities:
      Equity in undistributed net
        income of subsidiaries                    (2,665)       (2,372)       (2,365)
      Other, net                                    (101)         (126)          (22)
                                               ----------    ----------    ----------
         Net cash provided by
           operating activities                    2,140         1,770         1,294
                                               ----------    ----------    ----------

FINANCING ACTIVITIES
  Cash dividends                                  (1,887)       (1,790)       (1,290)
  Proceeds from exercise of stock options             79           127            34
  Treasury stock purchase                           (522)         (125)            -
  Proceeds from issuance of treasury stock           205           107             -
                                               ----------    ----------    ----------
        Net cash used for financing
          activities                              (2,125)       (1,681)       (1,256)
                                               ----------    ----------    ----------

        Increase in cash                              15            89            38

CASH AT BEGINNING OF YEAR                            144            55            17
                                               ----------    ----------    ----------

CASH AT END OF YEAR                           $      159    $      144    $       55
                                               ==========    ==========    ==========

XVI

REPORT OF
INDEPENDENT AUDITORS
------------------------------


SNODGRASS
Certified Public Accountants




Board of Directors and Stockholders
Century Financial Corporation

We have audited the accompanying consolidated balance sheet of Century Financial Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management.
Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Century Financial Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As explained in the notes to the consolidated financial statements, the Corporation changed its method of accounting for the impairment of loans and related allowance for loan losses effective January 1, 1995, and accounting for investment securities, effective January 1, 1994.





 /s/  S. R. Snodgrass A.C.

Wexford, PA
February 7, 1997


S.R. Snodgrass, A.C.
101 Bradford Road  Wexford, PA  15090-6909
Phone: 412-934-0344 Facsimile: 412-934-0345
XVII

CENTURY FINANCIAL CORPORATION
SELECTED FINANCIAL DATA
-----------------------------

                                                             Year Ended December 31,
                                         ------------------------------------------------------------------
                                           1996          1995          1994          1993          1992
                                         ----------    ----------    ----------    ----------    ----------
SUMMARY OF EARNINGS
  Interest income                       $   30,564    $   27,685    $   23,302    $   22,368    $   23,515
  Interest expense                          13,866        12,625         9,454         9,331        10,746
                                         ----------    ----------    ----------    ----------    ----------
  Net interest income                       16,698        15,060        13,848        13,037        12,769
  Provision for loan losses                    625           240           270           625           747
                                         ----------    ----------    ----------    ----------    ----------
  Net interest income after provision
    for loan losses                         16,073        14,820        13,578        12,412        12,022
  Other income                               2,716         2,574         2,739         2,293         2,076
  Other expenses                            12,613        11,740        11,516        10,819        10,047
                                         ----------    ----------    ----------    ----------    ----------
  Income before income taxes                 6,176         5,654         4,801         3,886         4,051
  Income taxes                               1,270         1,386         1,120           539           827
                                         ----------    ----------    ----------    ----------    ----------

  Net income                            $    4,906    $    4,268    $    3,681    $    3,347    $    3,224
                                         ==========    ==========    ==========    ==========    ==========
PER SHARE DATA (1)
  Earnings per share                    $     1.46    $     1.27    $     1.09    $     1.00    $     0.96
  Dividends paid                              0.56          0.53          0.38          0.35          0.32
  Book value per share at period end         10.12          9.40          8.22          7.73          7.17
  Average shares outstanding             3,369,380     3,373,322     3,364,439     3,362,283     3,362,180

BALANCE SHEET DATA
  (at end of period)
  Assets                               $   412,858     $  376,989   $  331,780    $  317,936    $  305,951
  Deposits                                 363,394        328,325      298,039       285,395       274,957
  Loans, net of unearned income            308,010        257,612      235,266       203,057       197,902
  Allowance for loan losses                  3,234          3,003        3,206         3,070         2,472
  Investment securities                          -              -       38,213        80,989        81,639
  Investment securities available
    for sale                                71,873         99,052       38,672             -             -
  Stockholders' equity                      34,036         31,742       27,656        25,962        24,098

SIGNIFICANT RATIOS
  Return on average assets                    1.26%          1.18%        1.14%         1.09%         1.10%
  Return on average equity                   15.00          14.48        13.67         13.37         14.14
  Loans as a percentage of deposits          84.76          78.46        78.94         71.15         71.98
  Average equity to average assets            8.41           8.13         8.36          8.14          7.79
  Dividends paid as a percentage
    of net income                            38.47          41.94        35.04         35.23         33.31


(1) Per share amounts have been restated, giving effect for a six-for-five stock split declared April 21, 1993, and a six-for-five stock split declared December 15, 1994.


XVIII

CENTURY FINANCIAL CORPORATION
MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(In thousands, except shares and per share data)
------------------------------------------------

General
-------

Century Financial Corporation (Corporation) is a Pennsylvania business corporation which was organized July 27, 1987, at the direction of the Century National Bank and Trust Company (Century) for the purpose of engaging in the business of a bank holding company and of owning all of the common stock of the Bank. The Corporation is engaged principally in commercial banking activities through its banking subsidiary. Century became a wholly-owned subsidiary of the Corporation and the shareholders of Century became shareholders of the Corporation on June 1, 1988. The Corporation owns all of the issued and outstanding common stock of Century. In 1989, the Corporation acquired the Independent Bankers Computer Service (IBCS), a data processing center. Effective April 1,1995, Independent Bankers Computer Service, Incorporated was dissolved and its operations integrated with Century National Bank and Trust Company. IBCS was not a significant segment of the Corporation's business.

Century, the wholly-owned banking subsidiary of the Corporation, operates thirteen banking offices. Twelve offices are located in Beaver County, Century's primary market area. One office is located in Butler County, which is adjacent to Beaver County.

Summary of Financial Condition
------------------------------

The consolidated assets of Century Financial Corporation were $412,858 at December 31, 1996, an increase of $35,869 or 9.5% over assets at December 31, 1995. Contributing to 1996's asset growth was an increase in net loans receivable offset by a reduction in investment securities available for sale. The increase in net loans receivable was a result of a strong increase in loan demand during 1996, with much of the growth being funded by a combination of liability sources consisting of maturing investment securities, deposits and Federal Home Loan Bank borrowings. Total earning assets which principally include loans, investment securities and federal funds sold equaled $388,673 at December 31, 1996 and represented an increase of $32,009 or 9.0% over total earning assets at December 31, 1995. Average earning assets equaled
95.1% of total average assets at year-end for 1996 compared to 94.8% at year-end 1995. The composition of earning assets changed moderately from 1995 to 1996, with loans and securities comprising 76.0% and 23.2% of average earning assets, respectively, in 1996 compared to 71.7% and 27.2%, respectively, at year-end 1995. Total consolidated liabilities increased by $33,575 or 9.7% when compared to total consolidated liabilities as of December 31, 1995. The increase in total liabilities is attributable to an increase in total deposits, offset by a decrease in total borrowings.

Investment Securities Available for Sale
----------------------------------------

The investment securities available for sale portfolio serves a primary role in the overall context of balance sheet management by the Corporation. The decision to purchase or sell securities is based upon the current assessment of economic and financial conditions, including the interest rate environment and other on and off-balance sheet positions. The portfolio's scheduled maturities and the expected cash flows from the mortgage-backed securities represent an additional source of liquidity for the Corporation.

The investment portfolio consists primarily of U.S. Treasury and Agency securities, various types of mortgage-backed securities and collateralized mortgage obligations. At December 31, 1996 the Corporation's investment portfolio was $71,873 versus $99,052 at December 31, 1995, a $27,179 or 27.4%
decrease.

During 1996, scheduled maturities and principal repayments totaled $29,952 and were used primarily to fund higher earning loan growth occurring during the same period. Also contributing to the decrease in the investment portfolio during 1996 was the sale of $2,781 in U. S. government agency securities at a slight net gain, offset by nominal purchases totaling $5,696.

Loans
-----

Loans, net of unearned income, grew considerably in 1996, increasing by $50,398 or 19.6%. At December 31, 1996, loans represented 79.3% of total earning assets compared to 72.2% at December 31, 1995. The increase in the loan portfolio occurred mostly in commercial and real estate loans which increased $15,721 or 25.0% and $25,473 or 25.6%, respectively. The result of this growth was due to an overall increase in loan demand, which relates in part to an improving local economy, and to a greater extent, a result of Management's on-going emphasis to increase the net interest margin by generating higher yielding assets, particularly high-quality commercial loans. To support this effort, in 1996 Century hired two additional Business Development Officers whose primary role is to focus on generating lending activity in conjunction with developing other new business in southwestern Pennsylvania.

Deposits
--------

Deposits continue to be Century's primary source for funding its earning assets. Century offers a wide variety of products designed to attract and retain its customers, with a primary focus on core deposits. Total deposits increased $35,069 or 10.7% when compared to total deposits at December 31,
1995.   Noninterest and interest-bearing demand deposits increased $251 or .6%
and $563 or 1.7%, respectively. Savings decreased $1,990 or 5.6%. The Corporation's growth occurred mostly in money market and time deposits which
increased $13,087 or 27.6% and $23,158 or 13.6%, respectively.   The growth in
time and money market deposits is a result of Century conducting several deposit promotions during 1996 of specific terms to support its asset-liability and growth goals. Additionally, this was indicative of trends throughout the industry which saw consumers becoming more yield conscious, along with more competition from non-banking entities.


XIX

Borrowings
----------

Century from time to time uses various funding sources other than deposits to provide the funds necessary for the loan and investment securities portfolios. Total borrowings at December 31, 1996 remained relatively stable, decreasing $2,200 or 16.7% when compared to December 31, 1995. Short term and other borrowings at December 31, 1996 consisted solely of borrowings from the Federal Home Loan Bank of Pittsburgh which were used primarily as sources of funds for 1996 loan growth. Also contributing to 1996's decrease in total borrowings was the maturity of the Corporation's ten year subordinated capital notes which matured on October 1, 1996.

Summary of Earnings
-------------------

The Corporation's 1996 net income was a record $4,906, increasing $638, or 15.0%, from 1995's net income of $4,268. Earnings per share in 1996 were $1.46, increasing 15.0% from $1.27 per share in 1995, based on average shares outstanding of 3,369,380 and 3,373,322, respectively. Net income was $3,681, or $1.09 per share in 1994 based on 3,364,439 average shares outstanding. The increase in net income for these periods was achieved through strong increases in net interest income, offset by slight increases in noninterest expenses.

Key industry performance ratios increased in 1996 over the previous two years. The Corporation's return on average equity was 15.00%, for 1996, compared to 14.48% and 13.67% for 1995 and 1994, respectively. The Corporation's return on average assets was 1.26%, 1.18% and 1.14% for 1996, 1995, and 1994, respectively.

Interest Income
---------------

Total interest income for 1996 increased $2,879 or 10.4% when compared to fiscal 1995. This increase was due to average earning assets increasing $26,505 or 7.7% over 1995's balance, as well as the yield earned on these assets increasing 27 basis points to 8.62%. Total interest income for 1995 increased $4,383 or 18.8% over 1994 as a result of an increase in both the total balance of outstanding earning assets and the yield earned on these assets.

Interest income on loans increased $3,127 or 14.3% during 1996 when compared to 1995. This increase was a result of a $35,019 or 14.2% increase in the average loan balance outstanding during the 1996 period as well as an increase on the yield earned. Interest income on loans for 1995 increased $2,546 or 13.2% which was a result of increases in the average balance outstanding and the yield earned.

Interest income earned on investment securities decreased in 1996 by $179 or 3.2% from 1995. This decrease was a result of a decrease of $7,709 or 8.3% in the average balance outstanding, offset by an increase in the yield earned on the investment portfolio. The decrease in the portfolio balance during 1996 was attributable to Century increasing it's net interest margin by funding higher earning loan growth with maturing investment securities. Interest income on investment securities for 1995 increased $1,843 or 48.5% over 1994 and was a result of both an increase in the average investment portfolio outstanding and the yield earned on the portfolio.

Interest Expense
----------------

Total interest expense increased $1,241 or 9.8% in 1996 compared to 1995. The increase in total interest expense was due to a $21,408 or 7.4% increase in the average balance of total interest- bearing liabilities outstanding during 1996, and to a lessor extent, an increase of 10 basis points on the average rate paid on these funds. Total interest expense for 1995 increased $3,171 or 33.5% as a result of an increase of $33,878 in the average balance outstanding in 1995 over 1994 as well as an increase in the rate paid during the same period.

Interest expense on deposits for 1996 increased $820 or 6.7% over 1995's interest expense due to a $13,357 or 4.7% increase in total average interest-bearing deposits outstanding in 1996 as well as an increase on the rate paid on these deposits during the same period. Interest expense on deposits for 1995 increased $3,050 or 33.2% when compared to fiscal 1994 and was due to increases in both the average balance of deposits outstanding and the rate paid on these balances.

Interest expense on total borrowings increased $421 or 107.7% in 1996 when compared to 1995. This increase was due to an increase of $8,051 or 141.5% in the average balance of borrowed funds outstanding, offset by a decrease in the rate paid on these funds. While the 1996 year-end actual balance of total borrowed funds decreased, a significant increase in the average balance of these funds occurred during the first half of 1996 and was attributable to stagnant deposit growth occurring during the same period. Also contributing to the increase, was the strong loan growth Century experienced throughout the year. The decrease in the 1996 average rate paid on total borrowings was due, in part, to $1,500 of subordinated capital notes paying 9.25% that matured in October, 1996. Interest expense on total borrowings for 1995 increased $121 or 44.8% over 1994 and was due to an increase in the average balance outstanding offset by a decrease in the rate paid on these funds.

Net Interest Income
-------------------

Net interest income is the amount that interest income generated by earning assets, including securities and loans, exceeds interest expense associated with interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is the principal source of the Corporations' earnings. Interest rate fluctuations, as well as changes in the amounts and type of earning assets and interest-bearing liabilities combine to effect net interest income.

Net interest income for 1996 totaled $16,698, an increase of $1,638, or 10.9%, over 1995. Net interest income for 1995 was $15,060, or 8.8%, over 1994's level. The increase in net interest income for both 1996 and 1995 was the result of an increase in both Century's average earnings assets and the yield earned on these assets, offset by lessor increases in the average balance and rates paid on interest bearing-liabilities.

Interest on loans to and investments in securities of states and political subdivisions are not fully subject to federal income tax. As such, the pretax yields stated on these assets are lower than taxable assets of similar risk and maturity. Therefore, it is also meaningful to analyze net interest income on a tax equivalent basis. The tax equivalent adjustment is based on the federal corporate income tax rate of 34%. Net interest income on a tax equivalent basis increased $1,954, or 12.2%, in 1996 and $1,351, or 9.2%, in 1995.


XX

------------------------------

The following table illustrates the increases over the last three years in actual and tax equivalent net interest income:

                                               Year Ended December 31,
                                            1996         1995         1994
                                          ---------    ---------    ---------

Net interest income, actual              $  16,698    $  15,060    $  13,848
Tax equivalent adjustment                    1,334        1,018          879
                                          ---------    ---------    ---------
Tax equivalent net interest income       $  18,032    $  16,078    $  14,727
                                          =========    =========    =========

Increase in actual net interest income   $   1,638    $   1,212    $     811
Percentage increase                          10.9%         8.8%         6.2%

Increase in tax equivalent net
 interest income                         $   1,954    $   1,351    $     567
Percentage increase                          12.2%         9.2%         4.0%

Net interest margin is equal to net interest income on a tax equivalent basis divided by average earning assets. It is affected by changes in the level of earning assets, the proportion of earning assets funded by noninterest-bearing liabilities and interest rate spread. The table that follows illustrates that the net interest margin was 4.87% in 1996 compared to 4.68% in 1995 and 4.87% in 1994. The increase in the margin in 1996 was due to an increase of 27 basis points on the yield earned on earning assets offset by an increase of 10 basis points on the rate paid on interest-bearing liabilities. The decline in the margin during 1995 was due to the yield on average earning assets increasing only 42 basis points while the rate on interest-paying liabilities increased 66 basis points. The mix of earning assets changed in 1996 as higher yielding average loans outstanding increased and investment securities decreased.

Average Balances and Average Yields
-----------------------------------

The following table sets forth certain information relating to the Corporation's average balance sheet for December, 1996 and the average balance sheets and statements of income for the years ended December 31, 1996, 1995 and 1994, and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods shown.

                                               December                     For the year ended
                                                 1996                              1996
                                         ----------------------      ----------------------------------
                                          Average     Average        Average                  Average
                                          Balance    Yield/Rate      Balance     Interest    Yield/Rate
                                         ---------   ----------     ---------    ---------   ----------
Interest-earning assets:
  Federal funds sold                     $   2,868      5.14%       $   3,115    $     165      5.30%
  Taxable investment securities             61,492      6.84%          73,215        4,785      6.54%
  Non taxable investment securities (2)     11,659      8.38%          12,510        1,032      8.25%
  Loans (1) (2)                            308,617      9.12%         281,398       25,916      9.21%
                                          ---------    ------        ---------    ---------    ------
    Total interest-earning assets          384,636      8.70%         370,238       31,898      8.62%
                                                                                  ---------
Non interest-earning assets                 20,361                     18,921
                                          ---------                  ---------

    Total assets                         $ 404,997                  $ 389,159
                                          =========                  =========

Interest-bearing liabilities:
  NOW accounts                           $  34,116      0.98%       $  34,567          334      0.97%
  Money Market accounts                     46,155      2.59%          49,304        1,122      2.28%
  Savings deposits                          33,824      2.05%          34,972          708      2.02%
  Time deposits                            198,753      6.23%         178,167       10,890      6.11%
  Short term borrowings                        616      5.56%           9,388          494      5.26%
  Other borrowings                          11,000      5.37%           4,354          318      7.30%
                                          ---------    ------        ---------    ---------     ------
    Total interest-bearing liabilities     324,464      4.70%         310,752       13,866      4.46%
                                                                                  ---------
Non interest-bearing liabilities            46,642                     45,698
Stockholders' equity                        33,891                     32,709
                                          ---------                  ---------

    Total liabilities and stockholders'
        equity                           $ 404,997                  $ 389,159
                                          =========                  =========

Net earning assets                       $  60,172                  $  59,486
                                          =========                  =========
Net interest income                                                              $  18,032
                                                                                 =========
Net interest spread (3)                                 4.00%                                   4.16%
                                                       ======                                  ======
Net interest margin (4)                                 4.74%                                   4.87%
                                                       ======                                  ======

(1) For the purpose of these computations, non-accrual loans are included in the daily average loan amounts outstanding and interest on loans includes fee income.
(2) Yields are computed on a tax equivalent basis using a 34% federal income tax rate.
(3) Net interest rate spread represents the difference between the average yield on interest-earning assets, and the average cost of interest-bearing liabilities.
(4) Net interest margin is calculated by dividing the difference between total interest earned and total paid by total interest earning assets.


XXI

-----------------------------------------------

                                                                For the year ended
                                         -----------------------------------------------------------------
                                                       1995                             1994
                                         --------------------------------   ------------------------------
                                          Average               Average     Average              Average
                                          Balance   Interest  Yield/Rate    Balance   Interest  Yield/Rate
                                         ---------  --------  ----------   ---------  --------  ----------
Interest-earning assets:
  Federal funds sold                     $   3,923  $    234     5.96%     $   6,352  $    232     3.65%
  Taxable investment securities             81,445     5,012     6.15%        61,765     3,263     5.28%
  Non taxable investment securities (2)     11,985       959     8.00%        11,421       829     7.26%
  Loans (1) (2)                            246,379    22,498     9.13%       222,946    19,857     8.91%
                                          ---------  --------   ------      ---------  --------   ------
    Total interest-earning assets          343,732    28,703     8.35%       302,484    24,181     7.99%
                                                     --------                          --------
Non interest-earning assets                 18,979                            19,370
                                          ---------                         ---------

    Total assets                         $ 362,711                         $ 321,854
                                          =========                         =========
Interest-bearing liabilities:
  NOW accounts                           $  31,518       303     0.96%     $  31,747       306     0.96%
  Money Market accounts                     49,178     1,127     2.29%        47,964     1,104     2.30%
  Savings deposits                          37,483       770     2.05%        41,883       874     2.09%
  Time deposits                            165,474    10,034     6.06%       129,824     6,900     5.31%
  Short term borrowings                      2,491       148     5.94%         1,067        40     3.75%
  Other borrowings                           3,200       243     7.59%         2,981       230     7.72%
                                          ---------  --------   ------      ---------  --------    ------
    Total interest-bearing liabilities     289,344    12,625     4.36%       255,466     9,454     3.70%
                                                     --------                          --------
Non interest-bearing liabilities            43,889                            39,510
Stockholders' equity                        29,478                            26,878
                                          ---------                         ---------

    Total liabilities and stockholders'
      equity                             $ 362,711                         $ 321,854
                                          =========                         =========

Net earning assets                       $  54,388                         $  47,018
                                          =========                         =========
Net interest income                                 $ 16,078                          $ 14,727
                                                     ========                          ========
Net interest spread (3)                                          3.99%                             4.29%
                                                                ======                            ======
Net interest margin (4)                                          4.68%                             4.87%
                                                                ======                            ======

Rate/Volume Analysis
--------------------

The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Corporation's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume) and (iii) the changes attributable to the combined impact of volume and rate. The change in interest rate due to both rate and volume in the rate/volume analysis table have been allocated to changes due to rate and volume in proportion to the absolute amounts of the changes in each.

                                         For the year ended December 31,    For the year ended December 31,
                                                   1996 vs. 1995                    1995 vs. 1994
                                          ------------------------------     ------------------------------
                                            Increase (Decrease) due to:       Increase (Decrease) due to:
                                          ------------------------------     ------------------------------
                                                                Total                              Total
                                                               Increase                           Increase
                                          Volume      Rate    (Decrease)     Volume     Rate    (Decrease)
                                          --------   --------   --------     --------   --------   --------
Interest-earning assets:
  Federal funds sold                     $    (44)  $    (25)  $    (69)     $   (89)  $     83   $     (6)
  Taxable investment securities              (580)       353       (227)       1,040        717      1,757
  Non taxable investment securities (1)        43         30         73           41         89        130
  Loans (1)                                 3,223        195      3,418        2,099        542      2,641
                                          --------   --------   --------     --------   --------   --------
    Total interest-earning assets           2,642        553      3,195        3,091      1,431      4,522
                                          --------   --------   --------     --------   --------   --------
Interest-bearing liabilities:
  NOW accounts                                 30          3         33           (1)        (2)        (3)
  Money Market accounts                         3         (5)        (2)          28         (5)        23
  Savings deposits                            (51)       (11)       (62)         (89)       (15)      (104)
  Time deposits                               775         76        851        1,893      1,241      3,134
  Short term borrowings                       354         (8)       346           53         55        108
  Other borrowings                             84         (9)        75           17         (4)        13
                                          --------   --------   --------     --------   --------   --------
    Total interest-bearing liabilities      1,195         46      1,241        1,901      1,270      3,171
                                          --------   --------   --------     --------   --------   --------
Net change in net interest income        $  1,447   $    507   $  1,954     $  1,190   $    161   $  1,351
                                          ========   ========   ========     ========   ========   ========


(1) Computed on a tax equivalent basis using a 34% federal income tax rate.


XXII

Provision and Allowance for Loan Losses
---------------------------------------

The current expense reflecting expected credit losses is called the provision for loan losses on the Consolidated Statements of Income. Actual losses on loans are charged against the allowance for loan losses, which is a reserve built up on the Consolidated Balance Sheets. These losses are referred to as charge-offs and, after netting out recoveries on previously charged-off assets, become net charge-offs. The Corporation's policy is to charge off loans when, in Management's opinion, the collection of loan principal is in doubt. All loans charged off are subject to continuous review and concerted efforts are made to maximize the recovery of charged-off loans. In order to determine the adequacy of the allowance for loan losses, Management considers the risk classification of loans, delinquency trends, charge-off experience, credit concentrations, economic conditions and other relevant factors. Specific reserves are established for each classified credit taking into consideration the credit's delinquency status, current operating status, pledged collateral and plan of action for resolving any deficiencies. All credit relationships in excess of $250,000 are reviewed by management and the executive committee of Century's Board of Directors on an annual basis. In addition, loan relationships in excess of $250,000, and any loans rated substandard or lower are reviewed on a quarterly basis and evaluated for the adequacy of payment histories, any changes in collateral and loss exposure, if any, is specifically reserved for. All special mention loans are pooled and a reserve is determined. All homogeneous loans such as consumer installment loans, cash reserve, 1-4 family mortgage loans and unfunded commitments are pooled and the adequacy of the reserve is determined. The allowance is maintained at a level determined according to this methodology by charging the provision to operations.

The provision for loan losses charged to operations in 1996 was $625 compared to $240 and $270 charged in the 1995 and 1994 periods, respectively. Actual losses, net of recoveries, were $394 in 1996, $443 in 1995 and $134 in 1994. Net charge-offs as a percentage of the balance of the allowance for loan losses at the beginning of the year was 13.1% in 1996, 13.8% in 1995 and 4.4% in 1994. Although actual losses for 1996 decreased and total non-performing loans for the three year period ended December 31, 1996 remained relatively stable, the increase in the provision was due to factors such as the considerable increase in the balance of the loan portfolio outstanding and Management's ongoing analysis of the adequacy of the allowance for loan losses.

Century's allowance for loan losses increased at year-end 1996 to $3,234 from $3,003 at December 31,1995. At December 31,1996, the allowance represented 1.05% of loans, net of unearned income and 295% of total non-performing
assets.   This compares to 1.17% of loans, net of unearned income, and 257% of total non-performing assets at the end of 1995.

The Corporation believes that the allowance for loan losses at December 31, 1996 of $3,234 is adequate to cover losses inherent in the portfolio as of such date. However, there can be no assurance that the Corporation will not sustain losses in future periods, which could be substantial in relation to the size of the allowance at December 31, 1996.

Noninterest Income
------------------

Total noninterest income increased $142 or 5.5% in 1996 compared to 1995. It decreased $165, or 6.0%, in 1995 compared to 1994. The increase in 1996 was mainly due to increases in income from Trust Department operations and other income, offset by a decrease in service charges on deposit accounts. While service charges on deposit accounts decreased $48 or 3.2% in 1996, they continue to be a significant portion of noninterest income and represented 53.3%, 58.1% and 52.3% of total noninterest income for 1996, 1995 and 1994, respectively. Net security gains for 1996 equaled $1 compared to a net loss of $14 in 1995 and a net gain of $11 in 1994.

Trust income increased $128, or 19.0%, in 1996, after increasing $101, or 17.7%, in 1995. This increased income was attributable to both new accounts and increased values in existing accounts during 1996, 1995 and 1994.

Other noninterest income increased $47, or 11.2%, in 1996, compared to a $4 increase in 1995. The increase in 1996 was mostly due to an increase in ATM related fees, particularly interchange fees from Century's MasterMoney debit cards, which increased $43, and to a lessor extent, fees assessed on ATM transactions for non-customers, which was implemented in the fourth quarter of 1996. These increases were offset by a gain recognized in 1995 from the sale of other real estate owned.

In the first quarter of 1994, Century completed the sale of certain assets and deposit liabilities of its Moon Township Office. Deposits totaled $14,411 and assets sold amounted to $367. Century recognized a gain on the sale of $309, net of $188 in unamortized core deposit intangible related to that office.

Noninterest Expense
-------------------

Total noninterest expense increased $873, or 7.4%, in 1996, $224, or 1.9%, in 1995 and $697 or 6.4% in 1994. The major components of 1996's increase were in salaries and employee benefits and other noninterest expenses. These increases were offset by a decrease in the FDIC insurance premium expense. While total noninterest expense for 1996 increased 7.4%, Century's net income grew at a rate of 15.0%, and the efficiency ratio, which measures the portion of net interest income plus noninterest revenue consumed by noninterest expense, improved from 63.3% in 1995 to 60.7% in 1996. Major components of 1995's increase in total noninterest expense were equipment expenses and other noninterest expenses, offset by a decrease in the FDIC insurance premium expense.


XXIII

-------------------------------

Total employee compensation, including salaries, wages and benefits increased 12.5% in 1996. Salaries and wages increased $333 or 7.5% when compared to 1995. On a per employee basis, salaries and wages increased 4.4% due to merit increases, with the remaining portion of the increase attributable to increases in 1996 staffing levels. The major portion of 1996's increase in compensation expense occurred in profit sharing, bonus and the related payroll
taxes on these plans.   These plans are all derived directly from the
profitability of the Corporation.   Profit sharing is paid to all eligible
employees of the Corporation and is based on total pretax earnings and return on average equity. Also increasing in 1996 was health insurance costs. Total compensation expense for 1995 declined .7%. This decrease was due to a substantial decrease in the pension plan expense for the same period, as well as a decrease in health insurance costs, all offset by increases in salaries and wages and profit sharing expense.

Net occupancy expense in 1996 increased $38 or 3.7% compared to a decrease of $45, or 4.2%, in 1995. The increase in net occupancy expense during 1996 was due to overall general increases in building maintenance agreements and related building expenses. The decrease in 1995's expenses were due to lower utility and maintenance costs incurred in 1995 compared to 1994.

Equipment expense increased $105, or 11.4%, and $118 or 14.7%, for both 1996 and 1995, respectively. These increases are a direct correlation to Century's commitment to providing exceptional customer sales and services through the utilization of advanced technologies. During 1996 and 1995, equipment upgrades included the implementation of a wide area PC network, the addition of new personal computers, and the purchase of a new mainframe computer system.

The FDIC deposit insurance premium expense for 1996 and 1995 decreased $345 and $284 when compared to previous years, respectively. These decreases are due to the elimination of the premium rate paid on those funds insured by the Bank Insurance Fund (BIF), which was attributable to Century's strong capital level, supervisory ratings and the overcapitalization of the BIF fund. For 1997, the deposit insurance premium is expected to be approximately 1.29 cents per $100 of deposits insured under BIF, which management estimates will increase 1997 FDIC insurance expense by approximately $50,000.

Other expenses increased $317, or 9.0%, in 1996 after increasing $479, or 15.9%, in 1995. The increase in 1996 was due to: (1) the initial setup fee and annual service fees thereafter, associated with the Corporation becoming a member of the NASDAQ stock market exchange; (2) an increase in advertising costs relating to deposit and loan promotions throughout 1996; (3) a general increase in stationary, supplies and telephone expenses; and (4) an increase in employee tuition reimbursement expense. 1995's increase was due in large part to higher professional fees associated with the introduction of the Corporations' Dividend Reinvestment Plan as well as strategic, process and technological planning performed by the Corporation. In addition, marketing expenses were higher due to deposit and loan promotions as well as the introduction of Century's debit card program in the second half of 1995.

Income Taxes
------------

The provision for income tax was $1,270 in 1996 compared to $1,386 in 1995. This represents a decrease of $116 in 1996, and a $266 increase in 1995. The decrease in 1996 is due to a increase in tax exempt income, offset by an overall increase in taxable income. The increase in 1995 over 1994 is the result of higher taxable income, offset by an increase in tax exempt income.

Liquidity and Interest Rate Sensitivity
---------------------------------------

The liquidity of a banking institution reflects its ability to provide funds to meet loan requests, to accommodate possible outflows in deposits, and to take advantage of interest rate market opportunities. Funding of loan requests, providing for liability outflows and management of interest rate fluctuations require continuous analysis in order to match the maturities of specific categories of short-term loans and investments with specific types of deposits and borrowings. Bank liquidity is thus normally considered in terms of the nature and mix of the banking institution's sources and uses of funds.

Asset liquidity is provided through loan repayments and the management of maturity distributions for loans and securities. In addition, the classification of all investments as available for sale also greatly enhances liquidity. An important aspect of liquidity lies in maintaining adequate levels of interest-earning assets that mature within one year. Interest-bearing deposits in banks, federal funds sold and short-term investment securities are used for this purpose and totaled $37,433 at December 31, 1996.

Closely related to the concept of liquidity is the management of interest-earning assets and interest-bearing liabilities. The Corporation manages its rate sensitivity position to minimize fluctuation in the net interest margin and to minimize the risk due to changes in interest rates, thereby attempting to achieve consistent growth of net interest income.

The difference between a financial institution's interest rate sensitive assets, i.e. assets which will mature or reprice within the same time period, and interest rate liabilities, i.e. liabilities which will mature or reprice within the same time period, is commonly referred to as its "gap." An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time period is said to have a "positive gap"; an institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time period is said to have a "negative gap."


XXIV

---------------------------------------------------

The table below is presented in conformity with industry practice and reflects the effective maturity of various liability products with an indeterminate maturity as of December 31, 1996:

                                             3          3-12         1-5        Over
                                           Months      Months       Years      5 Years      Total
                                          ---------   ---------   ---------   ---------   ---------
Federal Funds Sold                       $   8,790   $       -   $       -   $       -   $   8,790
Taxable investment securities               10,491      17,482      31,867           -      59,840
Nontaxable investment securities               210         460       7,313       4,050      12,033
Loans                                       80,521      57,429      94,557      75,503     308,010
                                          ---------   ---------   ---------   ---------   ---------
   Total earning assets                    100,012      75,371     133,737      79,553     388,673
                                          ---------   ---------   ---------   ---------   ---------
Interest bearing demand deposits                 -           -      33,754           -      33,754
Savings deposits                                 -           -      33,625           -      33,625
Money market deposits                       18,690           -      41,767           -      60,457
Time Deposits                               28,241      92,729      66,582       6,047     193,599
Short term borrowings                        7,000           -           -           -       7,000
Other borrowings                                 -           -       4,000           -       4,000
                                          ---------   ---------   ---------   ---------   ---------

   Total interest-bearing liabilities       53,931      92,729     179,728       6,047     332,435
                                          ---------   ---------   ---------   ---------   ---------

Interest rate sensitivity gap            $  46,081   $ (17,358)  $ (45,991)  $  73,506   $  56,238
                                          =========   =========   =========   =========   =========

Cumulative interest rate sensitivity gap  $  46,081   $  28,723   $ (17,268)  $  56,238
                                          =========   =========   =========   =========
Cumulative interest rate sensitivity gap
 as a percentage of total earning assets    11.86%       7.39%      (4.44%)     14.47%
                                          =========   =========   =========   =========


The above table is a static view of the balance sheet with assets and liabilities grouped into certain time periods. Being measured at a specific point in time, this analysis may not fully describe the complexity of relationships between product features and pricing, market rates and future management of the balance sheet mix. The primary method of measuring the sensitivity of earnings to changing market interest rates is to simulate expected earnings streams under various rate scenarios while at the same time adjusting for the anticipated behavior of contractual deposit accounts. For this reason, interest-bearing demand deposits and savings deposits are placed in the 1-to-5 year category. That portion of money market deposits considered most volatile in the 3-month time frame with the remainder 1-to-5 year time frame. Subject to these qualifications, the table above reflects a cumulative positive gap for assets and liabilities maturing or repricing in 1997. This cumulative positive gap of $28,723, represents 7.39% of earning assets at December 31, 1996.

Management's Asset/Liability Management Committee monitors the Corporation's interest rate sensitivity position to ultimately achieve consistent growth of net interest income.

At this time, Management is not aware of any known trends, events or uncertainties that would have a material effect on either the liquidity, capital resources or operations of the Corporation.

Capital Resources
-----------------

The Corporation's total consolidated stockholders' equity increased $2,294 or 7.2% when compared to total stockholders' equity at December 31, 1995. The increase is primarily a result of a retention of net income of $2,954, net of cash dividends declared to shareholders of $1,952, offset by a decrease of $422 in the net unrealized gain on investment securities available for sale
and a net decrease from treasury stock activity.   Total cash dividends of
$.56 per share were paid to stockholders in 1996 compared to $.53 per share in
1995   The resulting dividend payout ratio was 38.5% in 1996 and 41.9% in
1995. The total cash dividend of $.53 paid to shareholders in 1995 included a one-time special dividend of $.10 per share paid in December of 1995. This approximated the amount of rebate that Century received from the FDIC plus the reduced FDIC premium expense experienced in the fourth quarter of 1995.


XXV

-----------------------------

Century Financial Corporation, as a bank holding company, is required to meet certain risk based capital and leverage requirements. The risk-based capital requirements redefine the components of capital, categorize assets into different risk classes and include certain off-balance sheet items in the calculation of the adequacy of capital. A financial institution's capital is divided into two classes, Tier I and Tier II. The Corporation's Tier I and Tier II capital consisted of the following at December 31, 1996, and 1995:

                                                      1996          1995
                                                    ---------     ---------
Tier I:
Common shareholders' equity                        $  34,036     $  31,742
Less:  Non-exempt intangible assets                     (151)         (176)
       Unrealized depreciation (appreciation)
       in securities available-for-sale                 (476)         (898)
                                                    ---------     ---------
         Total Tier I                                 33,409        30,668
                                                    ---------     ---------
Tier II:
Qualifying allowance for loan losses                   3,234         3,003
                                                    ---------     ---------
         Total Tier II                                 3,234         3,003
                                                    ---------     ---------
           Total Capital                           $  36,643     $  33,671
                                                    =========     =========

Risk weighted assets                               $ 306,528     $ 268,131

Tier I capital ratio                                  10.90%        11.44%
Required Tier I capital ratio                          4.00%         4.00%

Total capital ratio                                   11.95%        12.56%
Required total capital ratio                           8.00%         8.00%

In addition to risk-based requirements, a leverage ratio test must also be met. The leverage ratio is defined as the ratio of Tier I capital to assets (not risk adjusted). The required ratio for each financial institution will be determined based on the financial institution's relative soundness. A minimum ratio of Tier I capital to total assets of three percent has been established for top rated financial institutions, with less highly rated or those with higher levels of risk required to maintain ratios of 100 to 200 basis points above the minimum level. The Corporation's leverage ratio was 8.25% at December 13, 1996.

Inflation and Changing Prices
-----------------------------

Management is aware of the impact inflation has on interest rates and, therefore, the impact it can have on the Corporation's performance. The ability of a financial institution to cope with inflation can be determined by analysis and monitoring of its asset and liability structure. The Corporation monitors its asset and liability position with particular emphasis on the mix of interest rate sensitive assets and liabilities in order to reduce the effect of inflation upon its performance. However, it must be remembered that the asset and liability structure of a financial institution is substantially differenct from that of industrial corporations in that virtually all assets and liabilities are monetary in nature, meaning that they have been or will be converted into a fixed number of dollars regardless of changes in prices. Examples of monetary items include cash, loans and deposits. Nonmonetary items are those assets and liabilities which do not gain or lose purchasing power solely as a result of general price level changes. Examples of nonmonetary items are premises and equipment. Inflation can have a more direct impact on categories of noninterest expenses such as salaries and wages, supplies and employee benefit costs. These expenses normally fluctuate more in line with changes in the general price level and are very closely monitored by Management for both the effects of inflation and increases related to such items as staffing levels, usage of supplies and occupancy costs.


XXVI

CENTURY FINANCIAL CORPORATION
MARKET AND DIVIDEND INFORMATION
-------------------------------

Century Financial Corporation's common stock is traded in the over-the-counter market and, on June 3, 1996 commenced trading through the National Association of Securities Dealer Automated Quotation "NASDAQ" System under the symbol "CYFN." Prior to June 3, 1996, the Corporation's stock was not listed on an organized exchange. At December 31, 1996, the Corporation had approximately 980 shareholders of record. The following tables set forth the high and low market prices for the periods indicated:

STOCK PRICES
               1996
               ----                        HIGH             LOW
                                          ------           ------
                    First Quarter         $14.38           $13.50
                    Second Quarter         18.00            15.75
                    Third Quarter          17.50            16.00
                    Fourth Quarter         17.00            15.38

               1995
               ----

                    First Quarter         $13.25           $12.25
                    Second Quarter         12.63            11.50
                    Third Quarter          12.50            12.00
                    Fourth Quarter         13.75            13.00

DIVIDENDS

The table below sets forth information regarding cash dividends per share paid by the Corporation during 1996 and 1995.

               1996
               ----

                    First Quarter              $0.13 per share
                    Second Quarter              0.13 per share
                    Third Quarter               0.15 per share
                    Fourth Quarter              0.15 per share
                                               -----

                    Total for 1996             $0.56
                                               =====
               1995
               ----

                    First Quarter              $0.10 per share
                    Second Quarter              0.10 per share
                    Third Quarter               0.11 per share
                    Fourth Quarter              0.22 per share
                                               -----

                    Total for 1995             $0.53
                                               =====

All stock prices and dividends have been restated to reflect the six-for-five stock split paid in January of 1995.


XXVII